Exhibit 10.2
Execution Version

AMENDED AND RESTATED TERM LOAN AGREEMENT
dated as of June 12, 2026
among
KILROY REALTY, L.P.,
as Borrower,
JPMORGAN CHASE BANK, N.A.,
as Bank and as Administrative Agent for the Banks,
JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC.,
WELLS FARGO SECURITIES LLC, PNC CAPITAL MARKETS LLC,
and U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners,
BANCO SANTANDER, S.A., NEW YORK BRANCH,
THE BANK OF NOVA SCOTIA, and ROYAL BANK OF CANADA,
as Joint Lead Arrangers
BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A.,
as Banks and Syndication Agents,
PNC BANK, NATIONAL ASSOCIATION,
U.S. BANK NATIONAL ASSOCIATION,
BANCO SANTANDER, S.A., NEW YORK BRANCH,
THE BANK OF NOVA SCOTIA, and ROYAL BANK OF CANADA,
as Banks and Co-Documentation Agents,
and
THE BANKS LISTED HEREIN

Page

-i-

(continued)
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-ii-

(continued)
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-iii-

(continued)
Page

-iv-

Exhibit A	-	Form of Term Note
Exhibit B	-	Unencumbered Asset Pool Properties (Fee Interests)
Exhibit C	-	Unencumbered Asset Pool Properties (Leasehold Interests)
Exhibit D	-	Form of Assignment and Assumption
Exhibit E-1	-	Form of U.S. Tax Compliance Certificate
Exhibit E-2	-	Form of U.S. Tax Compliance Certificate
Exhibit E-3	-	Form of U.S. Tax Compliance Certificate
Exhibit E-4	-	Form of U.S. Tax Compliance Certificate

Schedule 1A	-	Loan Commitments
Schedule 4.22	-	Labor Matters
-v-

AMENDED AND RESTATED TERM LOAN AGREEMENT dated as of June 12, 2026, among KILROY REALTY, L.P. (the “Borrower”), JPMORGAN CHASE BANK, N.A., as Bank and as Administrative Agent for the Banks (the “Administrative Agent”), JPMORGAN CHASE BANK, N.A., as Joint Lead Arranger and Joint Bookrunner, BOFA SECURITIES, INC., as Joint Lead Arranger and Joint Bookrunner, WELLS FARGO SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner, PNC CAPITAL MARKETS LLC, as Joint Lead Arranger and Joint Bookrunner, U.S. BANK NATIONAL ASSOCIATION, as Joint Lead Arranger and Joint Bookrunner, THE BANK OF NOVA SCOTIA, as Joint Lead Arranger, BANCO SANTANDER, S.A., NEW YORK BRANCH, as Joint Lead Arranger, ROYAL BANK OF CANADA, as Joint Lead Arranger, BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A., as Banks and Syndication Agents, PNC BANK, NATIONAL ASSOCIATION, U.S. BANK NATIONAL ASSOCIATION, BANCO SANTANDER, S.A., NEW YORK BRANCH, THE BANK OF NOVA SCOTIA, and ROYAL BANK OF CANADA, as Banks and Co-Documentation Agents and the BANKS listed on the signature pages hereof (the “Banks”).
RECITALS
WHEREAS, the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto are parties to a Term Loan Agreement dated as of March 6, 2024 (the “Existing Term Loan Agreement”);
WHEREAS, the parties wish to amend and restate the Existing Term Loan Agreement in its entirety;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Term Loan Agreement in its entirety as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. The following terms, as used herein, have the following meanings:
“Acquisition Property” means, as of any date of determination, any Real Property Assets acquired within such fiscal quarter and/or the immediately preceding three fiscal quarters.
“Additional Credit Extension Amendment” means an amendment to this Agreement providing for any Incremental Commitments which shall be consistent with the applicable provisions of this Agreement relating to such Incremental Commitments and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.
“Additional Term Loans” has the meaning set forth in Section 2.1.
“Adjusted Annual EBITDA” means, for any period, Annual EBITDA for such period, minus the sum of (a) interest income other than interest income from mortgage notes not in excess of $10,000,000 per annum, and (b) a management fee reserve in an amount equal to 3% of consolidated total revenue (after deduction of interest income of the Borrower and its subsidiaries for such period), plus the sum of (a) general and administrative expenses for such period to the extent included in Annual EBITDA and (b) actual management fees relating to Real Property Assets for such period.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branches or affiliates), in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.
“Administrative Questionnaire” means an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by a Bank or the Borrower.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall (x) the Administrative Agent or any Bank or (y) any other Person that is engaged in the business of making commercial loans (including revolving loans) in the ordinary course of business and for which the General Partner or the Borrower does not, directly or indirectly, possess the power to cause the direction of the investment policies of such Person be deemed to be an Affiliate of the Borrower.
“Agent Party” has the meaning set forth in Section 9.1(d)(ii).
“Aggregate Exposure” means, with respect to any Bank at any time, an amount equal to the amount of such Bank’s Term Loan Commitment (if any) then in effect plus the aggregate then unpaid principal amount of such Bank’s Term Loans (if any).
“Aggregate Exposure Percentage” means, with respect to any Bank at any time, the ratio (expressed as a percentage) of such Bank’s Aggregate Exposure at such time to the Aggregate Exposures of all Banks at such time.
“Agreement” means this Amended and Restated Term Loan Agreement, as the same may from time to time hereafter be modified, supplemented, extended, amended, restated or amended and restated.
“Annual EBITDA” means, measured as of the last day of each calendar quarter (and without duplication), an amount derived from (i) total revenues relating to all Real Property Assets of the Borrower, the General Partner and their Consolidated Subsidiaries or to the Borrower’s or the General Partner’s interest in Minority Holdings for the previous four consecutive calendar quarters including the quarter then ended, on an accrual basis without giving effect to the straight-lining of rents, plus (ii) interest and other income of the Borrower, the General Partner and their Consolidated Subsidiaries, including, without limitation, real estate service revenues, for such period, plus (iii) nonrecurring extraordinary losses (including losses from the sale of Real Property Assets and/or early extinguishment of Debt or the forgiveness of Debt) for such period, plus (iv) non-cash compensation expense for such period not in excess of $15,000,000 per annum, plus (v)

costs and expenses incurred during such period with respect to acquisitions consummated during such period, less (vi) total operating expenses and other expenses relating to such Real Property Assets and to the Borrower’s and the General Partner’s interest in Minority Holdings for such period (other than interest, taxes, depreciation, amortization, and other non-cash items), less (vii) total corporate operating expenses (including general overhead expenses) and other expenses of the Borrower, the General Partner, their Consolidated Subsidiaries and the Borrower’s and the General Partner’s interest in Minority Holdings (other than interest, taxes, depreciation, amortization and other non-cash items), less (viii) gains from discontinued operations and extraordinary gains for such period, plus (ix) extraordinary losses for such period and less (x) nonrecurring extraordinary gains (including gains from the sale of Real Property Assets and/or the early extinguishment of Debt or the forgiveness of Debt) for such period. For purposes of this Agreement, Annual EBITDA shall be deemed to include only the Borrower’s pro rata share (such share being based upon the Borrower’s percentage ownership interest as shown on the General Partner’s annual audited financial statements) of the Annual EBITDA of any Person in which the Borrower, directly or indirectly, owns an interest.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money-laundering.
“Applicable Interest Rate” means the lesser of (x) the rate at which the interest rate applicable to any floating rate Debt could be fixed, at the time of calculation, by the Borrower entering into an unsecured interest rate swap agreement (or, if such rate is incapable of being fixed by entering into an unsecured interest rate swap agreement at the time of calculation, a reasonably determined fixed rate equivalent), and (y) the rate at which the interest rate applicable to such floating rate Debt is actually capped, at the time of calculation, if the Borrower has entered into an interest rate cap agreement with respect thereto or if the documentation for such Debt contains a cap.
“Applicable Lending Office” means, as to each Bank, its office at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Applicable Lending Office) or such other office as such Bank may hereafter designate as its Applicable Lending Office by notice to the Borrower and the Administrative Agent; provided that no Bank shall be permitted to change its Applicable Lending Office if as a result of such change either (i) pursuant to the provisions of Section 8.1 or Section 8.2, Borrower would be unable to maintain any Loans as Term Benchmark Loans; or (ii) Borrower would be required to make any payment to such Bank pursuant to the provisions of Section 8.3 or Section 8.4.
“Applicable Margin” means, (a) with respect to each Term Loan, the respective percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the following table:

Range of Borrower’s Credit Rating*	Applicable Margin for Term Benchmark Loans (% per annum)	Applicable Margin for Base Rate Loans (% per annum)
A-/A3 or better	0.75%	0.000%
BBB+/Baal	0.80%	0.000%
BBB/Baa2	0.90%	0.000%
BBB-/Baa3	1.15%	0.15%
<BBB-/Baa3 or unrated	1.55%	0.55%

* Applicable rating for purposes of determining the Applicable Margin is Borrower’s Credit Rating and if there are only two Borrower’s Credit Ratings, then it will be the higher of the two. In the event that the Borrower’s Credit Ratings are more than one level apart, the median rating will be used. If there are three Borrower’s Credit Ratings and such ratings are split, then, if the difference between the highest and lowest is one level apart, it will be the highest of the three, but if the difference is more than one level, the rating will be the average of the two highest (or if such average is not a recognized category, then the second highest rating will be used). If there is only one Borrower’s Credit Rating, the Applicable Margin shall be based on such rating. Any change in the Borrower’s Credit Rating causing it to move into a different range on the table shall be effective as of the third Business Day following the date on which such change is first announced by the applicable rating agency.
Should Borrower (or General Partner) lose its Investment Grade Rating from both S&P and Moody’s, pricing will revert to the unrated portion of the table above. Upon reinstatement of such Investment Grade Rating from either S&P or Moody’s, pricing will revert to the rated pricing table above.
“Approved Borrower Portal” has the meaning set forth in Section 9.1(e).
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
“Assignee” has the meaning set forth in Section 9.6(c).
“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in the form of Exhibit D or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 8.1.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank” means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors.
“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.1

(for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 8.1(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.
“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.
“Base Rate Loan” means a Committed Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Borrowing or pursuant to Article VIII.
“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 8.1.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the Daily Simple SOFR; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such

Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.1 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.1.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” means Kilroy Realty, L.P. and its successors.
“Borrower’s Credit Rating” means the rating assigned by the Rating Agencies to the General Partner’s or the Borrower’s senior unsecured long term indebtedness, or if no such rating is available, then the General Partner’s or the Borrower’s issuer rating.
“Borrowing” has the meaning set forth in Section 1.3.
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate.
“Capital Expenditures” means, for any period, the sum of all recurring expenditures on capital improvements (whether paid in cash or accrued as a liability) by the Borrower which are capitalized on the consolidated balance sheet of the Borrower in conformity with GAAP, but less (i) all expenditures made with respect to the acquisition by the Borrower and its Consolidated Subsidiaries of any interest in real property within nine months after the date such interest in real property is acquired and (ii) capital expenditures made from the proceeds of insurance or condemnation awards (or payments in lieu thereof) or indemnity payments received during such period by Borrower or any of its Consolidated Subsidiaries from third parties.
“Cash or Cash Equivalents” means (i) cash, (ii) direct obligations of the United States Government, including, without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and government sponsored entities or pools of such instruments offered by banks rated AA or better by S&P or Aa2 by Moody’s and dealers, including, without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass-through certificates, Federal National Mortgage Association bonds and notes, Federal Farm Credit System securities, (iv) time deposits, domestic and eurodollar certificates of deposit, bankers acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody’s, and/or guaranteed by an Aa rating by Moody’s, an AA rating by S&P, or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by banks which have a long-term debt rating of at least AA by S&P or Aa2 by Moody’s, (v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures, and loan participations, each of which is rated at least AA by S&P, and/or Aa2 by Moody’s, and/or unconditionally guaranteed by an AA rating by S&P, an Aa2 rating by Moody’s, or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody’s and/or SP-1 by S&P and/or guaranteed by an irrevocable letter of credit of a bank with a long-term debt rating of at least AA by S&P or Aa2 by Moody’s, (vii) repurchase agreements with major banks and primary government securities dealers fully secured by U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, (viii) real estate loan pool participations, guaranteed by an entity with an AA rating given by S&P or an Aa2 rating given by Moody’s, or better rated credit, and (ix) shares of any mutual fund that has its assets primarily invested in the types of investments referred to in clauses (i) through (v).
“Change in Law” has the meaning set forth in Section 8.3.
“Charges” has the meaning set forth in Section 9.19.
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing are Term Loans or Extended Loans.
“Closing Date” has the meaning set forth in Section 3.1.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Co-Documentation Agents” shall mean each of PNC Bank, National Association, U.S. Bank National Association, Banco Santander, S.A., New York Branch, The Bank of Nova Scotia, and Royal Bank of Canada, in their respective capacities as co-documentation agent, and their respective successors in such capacity.
“Commitment” means, with respect to each Bank, its Term Loan Commitment.
“Commitment Percentage” means, with respect to each Bank, its Term Loan Commitment Percentage.
“Committed Borrowing” means Committed Term Borrowing.
“Committed Loans” means Committed Term Loans.
“Committed Term Borrowing” has the meaning set forth in Section 1.3.
“Committed Term Loan” means any Term Loan made by a Bank pursuant to Section 2.1; provided that, if any such Term Loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Term Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
“Communications” has the meaning set forth in Section 9.1(d)(ii).
“Completion of Construction” means the issuance of a temporary or permanent certificate of occupancy for the improvements under construction, permitting the use and occupancy thereof for their regular intended uses.
“Connection Income Taxes” means Other Connection Taxes (which, for the avoidance of doubt, shall include Taxes imposed on one of the jurisdictional bases described in subsection (a)(i) of the definition of Excluded Taxes) that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity which is consolidated with the Borrower in accordance with GAAP.
“Contingent Obligation” as to any Person means, without duplication, (i) any guaranty of the principal of the Debt of any other Person, (ii) any contingent obligation of such Person with respect to Debt of any other Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (iii) any obligation required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any non-recourse Debt, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (iii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower or the General Partner, as applicable, required to be delivered pursuant to Section 4.4 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations, (ii) in the case of joint and several guarantees given by a Person in whom the Borrower owns an interest (which guarantees are non-recourse to the Borrower), to the extent the guarantees, in the aggregate, exceed 15% of total real estate investments of such Person, the amount in excess of 15% shall be deemed to be a Contingent Obligation of the Borrower, and (iii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Debt of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Debt of such Person. Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of Unused Commitments or of construction loans to the extent the same have not been drawn.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Debt” means Debt that is either (i) convertible into equity (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such equity) or (ii) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for equity and/or cash (in an amount determined by reference to the price of such equity).
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 9.24.
“Credit Party” means the Administrative Agent or any Bank.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day the “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this

Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Rate Day, SOFR in respect of such SOFR Rate Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Rate Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Debt” of any Person (including Minority Holdings) means, without duplication, (A) (i) the face amount of all indebtedness of such Person for borrowed money or for the deferred purchase price of property or any asset (other than current trade payables and accrued expenses payable in the ordinary course of business) and, (ii) the face amount of all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full in the case of a construction loan), (B) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (C) as shown on such Person’s balance sheet, all Contingent Obligations of such Person with respect to Debt of another Person, (D) all “mark to market” liabilities of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) or other hedging agreements and currency swaps and foreign exchange contracts or similar agreements. For purposes of this Agreement, Debt (other than Contingent Obligations of the Borrower, General Partner or their wholly-owned Subsidiaries and Minority Holdings) of the Borrower (or the Borrower, the General Partner and their Consolidated Subsidiaries and Minority Holdings on a consolidated basis) shall be deemed to include only the Borrower’s pro rata share (such share being based upon the Borrower’s percentage ownership interest as shown on the General Partner’s annual audited financial statements) of the Debt of any Person in which the Borrower, directly or indirectly, owns an interest, provided that such Debt is nonrecourse, both directly and indirectly, to the Borrower.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a (A) Bankruptcy Event or (B) a Bail-In Action.
“Development Properties” means any Real Property Assets which are 100% owned in fee (or leasehold pursuant to a Financeable Ground Lease) by the Borrower, the General Partner or any of their Consolidated Subsidiaries or any Minority Holdings and which are not subject to any Lien (other than Permitted Liens), and which are under development or redevelopment, provided that Real Property Assets shall cease to be Development Properties as of the earlier to occur of (a) the date which is eighteen (18) months after Completion of Construction thereof, and (b) the first fiscal quarter in which the occupancy rate of the applicable Development Property has averaged eighty-five percent (85%) or more.
“Dollar” and “$” mean dollars which are the lawful money of the United States.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system and chosen by the Administrative Agent to be its electronic transmission system.
“Eligible Assignee” means (a) a Bank (other than a Defaulting Lender) or any Affiliate or Approved Fund thereof or (b) one or more banks, finance companies, insurance or other financial institutions which (1) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to the Administrative Agent, and (2) has total assets in excess of Ten Billion Dollars ($10,000,000,000).
“Environmental Affiliate” means any partnership, or joint venture, trust or corporation in which an equity interest is owned by the Borrower, either directly or indirectly.
“Environmental Approvals” means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws by a court or governmental agency having jurisdiction.
“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damage, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case as to which could reasonably be expected to have a Material Adverse Effect.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Material of Environmental Concern or hazardous wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Material of Environmental Concern or hazardous wastes or the clean-up or other remediation thereof.
“Environmental Report” has the meaning set forth in Section 4.7.
“Equity Forward Contract” means a forward equity contract entered into by the General Partner and a Person that is not a Subsidiary of the General Partner with respect to common equity interests of the General Partner.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning set forth in Section 6.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 8.7(b)) or (ii) in the case of a Bank, such Bank changes its lending office, except in each case to the extent that, pursuant to Section 8.4, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank acquired the applicable interest in a Loan or Commitment or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 8.4(f) and (d) any Taxes imposed under FATCA.
“Existing Loan Facility” has the meaning set forth in Section 2.19(a).
“Existing Term Loan Agreement” has the meaning set forth in the recitals.
“Extended Loans” has the meaning set forth in Section 2.19(a).
“Extending Lender” has the meaning set forth in Section 2.19(b).
“Extension” has the meaning set forth in Section 2.19(a).
“Extension Election” has the meaning set forth in Section 2.19(b).
“Extension Request” has the meaning set forth in Section 2.19(a).
“Facility” means the Term Loan Facility.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above), and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement; provided, that if the definition of FATCA as generally accepted by major financial institutions in the REIT finance market shall change, the Banks agree to act in good faith to amend this definition so that it is consistent with such accepted definition.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.
“Financeable Ground Lease” means (x) a ground lease reasonably satisfactory to the Required Banks, or (y) a ground lease which provides (i) for a remaining term of not less than 25 years (including options and renewals), (ii) that the ground lease will not be terminated until any leasehold mortgagee shall have received notice of a default and has had a reasonable opportunity to cure the same or complete foreclosure, and has failed to do so, (iii) for a new lease on substantially the same terms to any leasehold mortgagee recognized under such ground lease as tenant if the ground lease is terminated for any reason, (iv) for non-merger of the fee and leasehold estates, and (v) transferability of the tenant’s interest under the ground lease, subject only to the landlord’s reasonable approval. Notwithstanding the foregoing, it is hereby agreed that the ground lease with respect to the Real Property Asset commonly known as “Kilroy Airport Center, Long Beach, California”, shall be deemed to be a “Financeable Ground Lease”.
“Fitch” means Fitch Ratings, Inc. or any successor thereto.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or the Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for the Term SOFR Rate or the Daily Simple SOFR shall be 0.0%.
“FMV Cap Rate” means (a) 6.75% for any office property (including any retail component in a mixed-use office project where the retail component contributes less than 15% of such project’s total revenues), (b) 5.75% for any multi-family residential property, (c) 6.00% for any life science property and (d) 6.75% for any retail property (other than any retail component of a mixed-use office property described in clause (a) above).
“Foreign Bank” means (a) if the Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Bank that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“GAAP” means generally accepted accounting principles in the United States recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession within the United States, which are applicable to the circumstances as of the date of determination.
“General Partner” means Kilroy Realty Corporation, a Maryland corporation.
“Governmental Authority” means any Federal, state or local government or any other political subdivision thereof or agency, authority, instrumentality, regulatory body court, central bank or other entity exercising executive, legislative, judicial, regulatory or administrative functions having jurisdiction over the Borrower or any Real Property Asset.
“Group of Loans” means, at any time, a group of Loans for each Class of Loan consisting of (i) all Committed Loans of such Class which are Base Rate Loans at such time or (ii) all

Committed Loans of such Class which are Term Benchmark Loans having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or 8.4, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
“Guaranty” means the Amended and Restated Guaranty, of even date herewith, made by the General Partner.
“Increased Amount Date” has the meaning set forth in Section 9.17(a).
“Incremental Commitments” has the meaning set forth in Section 9.17(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.3(b).
“Initial Term Loans” has the meaning set forth in Section 2.1.
“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.
“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect in the applicable Notice of Committed Borrowing or Notice of Interest Rate Election; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in each case of a Term Benchmark Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) any Interest Period which would otherwise end after the applicable Maturity Date shall end on the applicable Maturity Date, and (iv) no tenor that has been removed from this definition pursuant to Section 8.1(e) shall be available for specification in a Notice of Committed Borrowing or a Notice of Interest Rate Election. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, or any successor statute.

“IntraLinks” means an electronic service provider that provides a secure means to post information via the internet, at all times accessible by the Administrative Agent and the Banks.
“Investment Grade Rating” means a rating for a Person’s senior long-term unsecured debt, or if no such rating has been issued, a “shadow” rating, of BBB- or better from S&P, and a rating or “shadow” rating of Baa3 or better from Moody’s or a rating or “shadow” rating equivalent to the foregoing from Fitch. Any such “shadow” rating shall be evidenced by a letter from the applicable Rating Agency or by such other evidence as may be reasonably acceptable to the Administrative Agent (as to any such other evidence, the Administrative Agent shall present the same to, and discuss the same with, the Banks).
“Joint Bookrunner” shall mean each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Wells Fargo Securities LLC, PNC Capital Markets LLC, and U.S. Bank National Association, in their respective capacities as joint bookrunner, and their respective successors in such capacity.
“Joint Lead Arranger” shall mean each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Wells Fargo Securities LLC, PNC Capital Markets LLC, U.S. Bank National Association, Banco Santander, S.A., New York Branch, The Bank of Nova Scotia, and Royal Bank of Canada, in their respective capacities as joint lead arranger, and their respective successors in such capacity.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset (provided, however, that an agreement that either (i) conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios or financial tests (including any financial ratio such as a maximum ratio of unsecured debt to unencumbered assets) that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets or (ii) requires the grant of a Lien to secure Unsecured Debt if a Lien is granted to secure the Obligations or other Unsecured Debt of such Person, shall not constitute a “Lien”). For the purposes of this Agreement, each of the Borrower and any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan” means a Term Loan.
“Loan Documents” means this Agreement, the Notes, and the Guaranty, including any amendments, modifications and supplements thereto, and any related documents entered into in connection with the Facility that expressly provide that they are Loan Documents.
“Loan Extension Amendment” has the meaning set forth in Section 2.19(c).
“Margin Stock” shall have the meaning provided such term in Regulation U, Regulation T and Regulation X of the Federal Reserve Board.
“Material Adverse Effect” means a material adverse effect upon (i) the business, operations, properties or assets of the Borrower, General Partner and their Consolidated Subsidiaries, taken as a whole or (ii) the ability of the Borrower or the General Partner to perform its obligations hereunder and under the other Loan Documents in all material respects, including to pay interest and principal.
“Material of Environmental Concern” means and includes pollutants, contaminants, hazardous wastes, and toxic, radioactive, caustic or otherwise hazardous substances, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.
“Material Plan” means at any time a Plan having aggregate Unfunded Liabilities in excess of $5,000,000.
“Material Subsidiary” means any Subsidiary of the Borrower and/or the General Partner to which 10% or more of Total Asset Value is attributable.
“Maturity Date” means the Term Loan Maturity Date.
“Maximum Rate” has the meaning set forth in Section 9.19.
“Minority Holdings” means partnerships, limited liability companies and corporations held or owned by the Borrower which are not consolidated with the Borrower on its or the General Partner’s financial statements.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Multiemployer Plan” means at any time a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
“New Acquisition” shall mean any Real Property Asset acquired after the date hereof.
“New Term Loan” has the meaning set forth in Section 9.17(e).
“New Term Loan Commitments” has the meaning set forth in Section 9.17(a).
“New Term Loan Bank” has the meaning set forth in Section 9.17(a).
“Non-Recourse Debt” means Debt of the Borrower or the General Partner on a consolidated basis for which the right of recovery of the obligee thereof is limited to recourse against the Real Property Assets securing such Debt (subject to such limited exceptions to the non-recourse nature of such Debt such as fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions at the time of the incurrence of such Debt).
“Notes” means, collectively, the promissory notes of the Borrower, each substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing.
“Notice of Committed Borrowing” has the meaning set forth in Section 2.2.
“Notice of Interest Rate Election” has the meaning set forth in Section 2.15(a).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all obligations, liabilities and indebtedness of every nature of the Borrower from time to time owing to any Bank under or in connection with this Agreement or any other Loan Document, including, without limitation, the outstanding principal amount of the Committed Loans at such time.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.7).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.6(b).
“Participant Register” has the meaning set forth in Section 9.6(b).
“Patriot Act” has the meaning assigned to it in Section 9.7.
“Payment” has the meaning assigned to it in Section 7.5(b).
“Payment Notice” has the meaning assigned to it in Section 7.5(b).
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permitted Liens” means (a) Liens in favor of the Borrower or the General Partner on all or any part of the assets of Subsidiaries of the Borrower or the General Partner, as applicable, provided that (i) the Debt to which such Lien relates is held by the Borrower, (ii) such Debt is not otherwise pledged or encumbered, and (iii) no more than 5% of the Unencumbered Asset Pool Properties Value may be subject to any such Liens; (b) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, completion bonds, government contracts or other obligations of a like nature, including Liens in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Debt) and other similar obligations incurred in the ordinary course of business; (c) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (d) Liens on property of the Borrower, the General Partner or any Subsidiary thereof in favor of the Federal or any state government to secure certain payments pursuant to any contract, statute or regulation; (e) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower, the General Partner or any Subsidiary thereof and which do not materially detract from the value of the property to which they attach or materially impair the use thereof by the Borrower, the General Partner or any Subsidiary thereof; (f) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other Liens imposed by law and arising in the ordinary course of business, for sums due and payable which are not then past due (or which, if past due, are being contested in good faith and with respect to which adequate reserves are being maintained to the extent required by GAAP); (g) Liens not otherwise permitted by this definition and incurred in the ordinary course of business of any or all of the Borrower, the General Partner or any Subsidiary thereof with respect to obligations which do not exceed $500,000 in principal amount in the aggregate at any one time outstanding; and (h) the interests of lessees and lessors under leases of real or personal property made in the ordinary course of business which would not have a Material Adverse Effect.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan” means at any time an employee pension benefit plan (within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.24.
“Qualified Institution” has the meaning set forth in Section 9.17(b).
“Qualified Subsidiary” means (a) a wholly-owned direct or indirect Subsidiary of the Borrower and/or the General Partner or (b) a Subsidiary of the Borrower (i) in which the Borrower owns at least 75% of the equity interests of such Subsidiary, (ii) for which the Borrower has sole control over all major decisions made by such Subsidiary (including, without limitation, decisions to sell or encumber property) and (iii) for which the Borrower possesses ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, of such Subsidiary.
“Rating Agencies” means, collectively, S&P, Moody’s and Fitch.
“Real Property Assets” means as of any time, the real property assets owned directly or indirectly by the Borrower, the General Partner, Minority Holdings and/or their Consolidated Subsidiaries at such time, and “Real Property Asset” means any one of them.

“Recipient” means (a) the Administrative Agent and (b) any Bank, as applicable.
“Recourse Debt” shall mean Debt of the Borrower, the General Partner or any Consolidated Subsidiary that is not Non-Recourse Debt.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four (4) U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning set forth in Section 9.6(g).
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Regulatory Change” has the meaning set forth in Section 8.3(a).
“REIT” means a real estate investment trust under Section 856 of the Internal Revenue Code.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, deposit, discharge, leaching or migration. “Released” has a meaning correlative thereto.
“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means with respect to any Term Benchmark Borrowing, the Term SOFR Rate.
“Required Banks” means, at any time, Banks having at least fifty-one percent (51%) of the aggregate amount of (x) the outstanding Term Loans (if any) plus (y) undrawn Term Loan Commitments (if any); provided, however, that no Defaulting Lender shall be permitted to vote on any matter requiring the vote of the Required Banks and for purposes of determining the Required Banks, the Commitment of such Bank or the unpaid principal amount of Loans held by such Bank, as applicable, shall not be counted.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“S&P” means S&P Global Ratings, or any successor thereto.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury or by the United Nations Security Council, the European Union or any EU member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person fifty percent (50%) or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Secured Debt” means the portion of Total Debt that is secured by a Lien on real property.
“Separate Parcel” means a Real Property Asset that is a single, legally subdivided, separately zoned parcel that can be legally transferred or conveyed separate and distinct from any other Real Property Asset without benefit of any other Real Property Asset.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Debts of such Person.
“Subsidiary” means any corporation or other entity of which securities or other ownership interests representing either (i) ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) a majority of the economic interest therein, are at the time directly or indirectly owned by the Borrower.
“Supported QFC” has the meaning assigned to it in Section 9.24.
“Syndication Agents” means Bank of America, N.A. and Wells Fargo Bank, N.A., each in its capacity as syndication agent for the Banks, and its successors in such capacity.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.
“Term Loan” means a Loan made pursuant to Section 2.1 and including any Initial Term Loans, any Additional Term Loans, any incremental Term Loan made pursuant to Section 9.17 or any Extended Loans that are Term Loans.
“Term Loan Amount” means the sum of the Term Loan Commitments, which amount initially is Two Hundred Fifty Million and 00/100 Dollars ($250,000,000) (as adjusted pursuant to Sections 2.11 and 9.17).
“Term Loan Banks” means the Banks that hold a Term Loan Commitment and/or Term Loans.
“Term Loan Commitment” means, with respect to each Bank, the commitment of such Bank to make Term Loans, as such amount may be reduced from time to time pursuant to Section 2.11(d), or increased pursuant to Section 9.17. The initial amount of each Bank’s Term Loan Commitment is set forth on Schedule 1A, the Additional Credit Extension Amendment or in the Assignment and Assumption pursuant to which such Bank shall have assumed its Term Loan Commitment.
“Term Loan Commitment Expiry Date” means the earliest to occur of (a) the date on which the aggregate principal amount of Borrowings of Term Loans equals the initial aggregate amount of the Term Loan Commitments as of the Closing Date, (b) the date on which the aggregate Term Loan Commitments are terminated or permanently reduced to zero pursuant to this Agreement and (c) June 11, 2027.
“Term Loan Commitment Period” means the period from and including the Closing Date to and including the Term Loan Commitment Expiry Date.

“Term Loan Commitment Percentage” means, with respect to any Term Loan Bank, the percentage of the total Term Loan Commitments represented by such Bank’s Term Loan Commitment.
“Term Loan Facility” means the Term Loan Commitments and the Term Loans made thereunder.
“Term Loan Maturity Date” means July 31, 2031, subject to extension (with respect to Term Loans that are Extended Loans only) as provided in Section 2.19.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Total Asset Value” means the sum of (t) with respect to each Real Property Asset (excluding Acquisition Properties) for which there is a valid certificate of occupancy or a representation from the Borrower that it is legally permitted to occupy such Real Property Asset and is not less than 85% leased or occupied (which shall exclude any leases where the tenant has vacated the premises, is no longer paying rent and has not entered into a valid sublease for such space) as of the last day of the applicable fiscal quarter, the quotient of (i) Adjusted Annual EBITDA (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) with respect thereto for the previous four (4) consecutive quarters (or, if (A) owned for less than four (4) quarters, the Adjusted Annual EBITDA (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) for such period, annualized, or (B) 85% leased or occupied (which shall exclude any leases where the tenant has vacated the premises, is no longer paying rent and has not entered into a valid sublease for such space) for less than a full fiscal quarter, the Adjusted Annual EBITDA (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) for the period so leased or occupied (whether or not owned for the previous four (4) fiscal quarters), annualized), including the quarter then ended, but less reserves for Capital Expenditures of (A) $0.25 per square foot per annum for each Real Property Asset that is an office or retail property, and (B) $250 per unit for each Real Property Asset that is a multi-family residential property, divided by (ii) the FMV Cap Rate, (u) with respect to each Real Property Asset (excluding Acquisition Properties) for which there is a valid certificate of occupancy or a representation from the Borrower that it is lawfully permitted to occupy such Real Property Asset but which is or has been less than 85% leased or occupied (which shall exclude any leases where the tenant has vacated the premises, is no longer paying rent and has not entered into a valid sublease for such space) for four full consecutive fiscal quarters, an amount equal to 75% of the book value thereof, net of impairment charges, provided, however, that if any such Real Property Asset shall remain less than 85% leased or occupied (which shall exclude any leases where the tenant has vacated the premises, is no longer paying rent and has not entered into a valid sublease for such space) for more than 24 consecutive months, then the value thereof shall be equal to 50% of book value, (v) with respect to each Acquisition Property, 100% of its book value (after any impairments), unless the Borrower has made a one-time election to value such Real Property Asset in accordance with clause (u) or (t) hereof, (w) with respect to mortgage notes, mezzanine notes and other loans that are not more than 90 days past due and land held for future development, 100% of the book value thereof (after any impairments), (x) with respect to Development Properties, the lesser of (i) the cost actually paid by the Borrower, the General Partner or any of their Subsidiaries, and (ii) the market value, each as determined in accordance with GAAP, of such land or Development Properties, (y) Unrestricted Cash or Cash Equivalents of the Borrower, the General Partner and their Subsidiaries as of the date of determination; provided that no such Unrestricted Cash or Cash Equivalents will be added to Total Asset Value if such Unrestricted Cash or Cash Equivalents have been deducted from Total Debt in the calculation of the Total Debt Ratio, and (z) the aggregate positive amount of net cash proceeds that would be due to the General Partner from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by the General Partner’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (a) the General Partner or the counterparty would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (b) the General Partner no longer intends to issue shares sufficient to realize such proceeds, in each case, as determined by the General Partner in good faith;
provided that (i) Total Asset Value shall include the Borrower’s and the General Partner’s pro rata share of each of the foregoing of any Minority Holdings of the Borrower or the General Partner, (ii) for purposes of determining Total Asset Value, the aggregate contributions to Total Asset Value from investments in land held for future development, Development Properties, mortgage notes, mezzanine notes and other loans, and joint ventures (whether consolidated or unconsolidated) shall not exceed 45% of Total Asset Value (and any amount in excess of 45% shall be excluded from the calculation of Total Asset Value), and (iii) for purposes of determining Total Asset Value, the contribution to Total Asset Value from Real Property Assets that are retail properties (other than the retail component of any mixed-use office project where the retail component contributes less than 15% of such project’s revenues) shall not exceed 10% of Total Asset Value (and any amount in excess of 10% shall be excluded from the calculation of Total Asset Value).
“Total Debt” means the sum of the balance sheet amount of all Debt of the Borrower, the General Partner and their Consolidated Subsidiaries on a consolidated basis plus the Borrower’s and the General Partner’s pro rata share of the Debt of any Minority Holdings of the Borrower and the General Partner. Total Debt shall not be determined in accordance with GAAP, but instead shall be equal to the sum of the face amount of each item of Debt.
“Total Debt Ratio” means the ratio, as of the date of determination, of (i) the sum of (x) the Total Debt of the Borrower, the General Partner and their Consolidated Subsidiaries and (y) the Borrower’s and the General Partner’s pro rata share of the Total Debt of any Minority Holdings of the Borrower or the General Partner (net of, as of such date of determination, the amount of Unrestricted Cash or Cash Equivalents in excess of $15,000,000 that is available to repay Total Debt that matures within 24 months of such date of determination) to (ii) Total Asset Value.
“Total Debt Service” means, as of the last day of each calendar quarter, an amount equal to the sum of (i) interest (whether accrued, paid or capitalized) payable by the Borrower, the General Partner and their Consolidated Subsidiaries on Total Debt for the previous four consecutive quarters including the quarter then ended on a consolidated basis, plus (ii) scheduled payments of principal on such Total Debt, whether or not paid by the Borrower, the General Partner or their Consolidated Subsidiaries (excluding balloon payments) for the previous four consecutive quarters including the quarter then ended on a consolidated basis, plus (iii) the Borrower’s and the General Partner’s pro rata share of the Total Debt Service of any Minority Holdings of the Borrower or the General Partner. For purposes of this definition, interest and principal payable by Borrower, the General Partner or their Consolidated Subsidiaries on its Debt shall be deemed to include only such Person’s pro rata share (such share being based upon the Borrower’s percentage ownership interest as shown on the General Partner’s annual audited financial statements) of such Debt of any Person in which the Borrower or General Partner, directly or indirectly, owns an interest.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Asset Pool Net Operating Cash Flow” means, as of any date of determination the Adjusted Annual EBITDA attributable to the Unencumbered Asset Pool Properties. Notwithstanding the foregoing, with respect to any Unencumbered Asset Pool Property owned by the Borrower, the General Partner or any of their Consolidated Subsidiaries for a period of less four (4) fiscal quarters, Unencumbered Asset Pool Net Operating Cash Flow shall be determined in a manner consistent with the foregoing calculation utilizing annualized Adjusted Annual EBITDA for the relevant period of the Borrower’s, the General Partner’s or any of their Consolidated Subsidiaries’ ownership of such Unencumbered Asset Pool Property.
“Unencumbered Asset Pool Properties” means, as of any date, the Real Property Assets listed in Exhibit B and Exhibit C attached hereto and made a part hereof, together with all Real Property Assets which have become part of the Unencumbered Asset Pool Properties as of such date, each of which is:
(i)    located in the United States;
(ii)    100% owned in fee (or leasehold pursuant to a Financeable Ground Lease) by (x) the Borrower or (y) a Qualified Subsidiary that is not liable for any Debt for borrowed money (other than the Obligations hereunder) and is not the subject of a Bankruptcy Event;
(iii)    either (w) (individually or when combined with any other Real Property Asset in a mixed-use complex) a completed office property, multi-family residential property or primarily a completed office property which may have secondary uses or any of the foregoing that is part of a mixed-use complex (including any retail component in a mixed-use project) or (x) a Development Property which will be any of the foregoing or (y) a mortgage note or (z) land held for future development;
(iv)    not subject to any Lien (other than Permitted Liens);
(v)    in the case of a Real Property Asset owned or leased by a Qualified Subsidiary, not subject to any agreement or arrangement by which the equity interests in such Qualified Subsidiary, or in any direct or indirect Subsidiary of the General Partner that owns equity interests in such Qualified Subsidiary, are subject to any Lien (other than Permitted Liens); and
(vi)    not subject to any agreement or arrangement that prohibits or restricts the creation or assumption of any Lien on the assets of, or equity interests in, the Borrower or the Qualified Subsidiary that owns or leases such Real Property Asset (provided that this clause (vi) shall not prohibit an agreement that (a) is solely in favor of the Borrower or the General Partner; or (b) conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios or financial tests (including any financial ratio such as a maximum ratio of unsecured debt to unencumbered assets) that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets).
“Unencumbered Asset Pool Properties Value” means the sum of:
(i)    with respect to the Unencumbered Asset Pool Properties (excluding Acquisition Properties) for which there is a valid certificate of occupancy or a representation from the Borrower that it is legally permitted to occupy such Real Property Asset and which is not less than 85%

leased or occupied (which shall exclude any leases where the tenant has vacated the premises, is no longer paying rent and has not entered into a valid sublease for such space) as of the last day of the applicable fiscal quarter, the quotient of (x) the Unencumbered Asset Pool Net Operating Cash Flow (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) with respect thereto for the previous four (4) consecutive quarters (or if (A) owned for less than four (4) quarters, the Unencumbered Asset Pool Net Operating Cash Flow (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) for such period, annualized, or (B) 85% leased or occupied (which shall exclude any leases where the tenant has vacated the premises, is no longer paying rent and has not entered into a valid sublease for such space) for less than a full fiscal quarter, the Unencumbered Asset Pool Net Operating Cash Flow (calculated after giving effect to any required free rent periods by calculating the average cash rent over the term of the lease during such free rent periods) for the period so leased and occupied (whether or not owned for the previous four (4) fiscal quarters), annualized), including the quarter then ended, but less reserves for Capital Expenditures of (A) $0.25 per square foot per annum for each Unencumbered Asset Pool Property that is an office or retail property, and (B) $250 per unit for each Real Property Asset that is a multi-family residential property, divided by (y) the FMV Cap Rate, provided, however, that if any such Unencumbered Asset Pool Property shall have been less than 85% leased or occupied (which shall exclude any leases where the tenant has vacated the premises, is no longer paying rent and has not entered into a valid sublease for such space) for four (4) full consecutive fiscal quarters, then the value thereof shall be equal to an amount equal to 75% of the book value thereof, net of impairment charges, provided, however, that if any such Real Property Asset shall remain less than 85% leased or occupied (which shall exclude any leases where the tenant has vacated the premises, is no longer paying rent and has not entered into a valid sublease for such space) for more than 24 consecutive months, then the value thereof shall be equal to 50% of book value; and
(ii)    with respect to the Unencumbered Asset Pool Properties which are Development Properties, mortgage notes that are not more than 90 days past due, or land held for future development, one hundred percent (100%) of (A) in the case of Development Properties, the lesser of (1) the cost actually paid by the Borrower, the General Partner or any of their Subsidiaries, and (2) the market value, each as determined in accordance with GAAP, of such Development Properties, and (B) in the case of mortgage notes or land held for future development, the book value thereof (after any impairments), determined in accordance with GAAP; and
(iii)    with respect to the Unencumbered Asset Pool Properties which are Acquisition Properties, 100% of book value (after any impairments) of such Acquisition Properties, unless, with respect to any Acquisition Property, the Borrower has made a one-time election to value such Acquisition Property in accordance with clause (i) of this definition; and
(iv)    Unrestricted Cash or Cash Equivalents of the Borrower, the General Partner and their Subsidiaries as of the date of determination; provided that no such Unrestricted Cash or Cash Equivalents will be added to Unencumbered Asset Pool Properties Value if such Unrestricted Cash or Cash Equivalents have been deducted from Unsecured Debt in the calculation of the Unsecured Debt Ratio; and

(v)    the aggregate positive amount of unrestricted net cash proceeds that would be due to the General Partner from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by the General Partner’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (i) the General Partner or the counterparty would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (ii) the General Partner no longer intends to issue shares sufficient to realize such proceeds, in each case, as determined by the General Partner in good faith; provided further that the amount under this clause (v) shall be limited to 7.5% of Unencumbered Asset Pool Properties Value, with any excess over such limit being excluded from Unencumbered Asset Pool Properties Value;
provided that (A) to the extent that the aggregate amount of Unencumbered Asset Pool Properties Value attributable to Development Properties, mortgage notes, land held for future development, Real Property Assets owned or ground-leased by a Qualified Subsidiary that is not a wholly-owned Subsidiary of the Borrower, and Real Property Assets that are not office or life science properties (or primarily office properties with secondary uses) exceeds 20% of the Unencumbered Asset Pool Properties Value, such excess will be excluded from the calculation of Unencumbered Asset Pool Properties Value, (B) to the extent that the amount of Unencumbered Asset Pool Properties Value attributable to Real Property Assets that are retail properties (other than the retail component of any mixed-use office project where the retail component contributes less than 15% of such project’s revenues) exceeds 10% of Unencumbered Asset Pool Properties Value, such excess shall be excluded from the calculation of Unencumbered Asset Pool Properties Value and (C) Unencumbered Asset Pool Properties Value shall include the Borrower’s and the General Partner’s pro rata share of each of the foregoing of any non-wholly-owned Subsidiary of the Borrower or the General Partner.
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“Unfunded Term Loan Commitment” means, with respect to each Term Loan Bank, the then current Term Loan Commitment of such Bank less the outstanding principal amount of such Bank’s Term Loans.
“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
“Unrestricted Cash or Cash Equivalents” means Cash or Cash Equivalents, including the cash proceeds of any like-kind exchange under Section 1031 of the Internal Revenue Code, that is not subject to any pledge, lien or control agreement, less (i) $15,000,000 and (ii) amounts placed with third parties as deposits or security for contractual obligations.

“Unsecured Debt” means the portion of Total Debt that is not secured by a Lien on real property.
“Unsecured Debt Ratio” means (a) for purposes of calculating the financial covenants set forth in Section 5.8(d), the ratio of (i) the Unencumbered Asset Pool Properties Value as of the last day of the applicable fiscal quarter to (ii) the aggregate amount of Unsecured Debt outstanding as of the last day of the applicable fiscal quarter (net of, as of such date of determination, the amount of Unrestricted Cash or Cash Equivalents in excess of $15,000,000 that is available to repay Unsecured Debt that matures within 24 months of such date of determination) and (b) for all other purposes, as of any date, the ratio of (i) the Unencumbered Asset Pool Properties Value (calculated for all Unencumbered Asset Pool Properties as of such date, but, with respect to the Unencumbered Asset Pool Properties Value, determined as of the last date of the most recent fiscal quarter for which financial statements have been delivered), to (ii) the aggregate amount of Unsecured Debt outstanding as of such date (net of, as of such date of determination, the amount of Unrestricted Cash or Cash Equivalents in excess of $15,000,000 that is available to repay Unsecured Debt that matures within 24 months of such date of determination).
“Unsecured Debt Service” means, as of the last day of each calendar quarter, the interest actually payable (or accrued) on the Loans and all other Unsecured Debt for the previous four consecutive quarters including the quarter then ended on a consolidated basis.
“Unused Commitments” means an amount equal to all unadvanced funds (other than unadvanced funds in connection with any construction loan) which any third party is obligated to advance to the Borrower or otherwise, pursuant to any Loan Document, written instrument or otherwise.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.24.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 8.4(f)(ii)(B)(3).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the General Partner delivered to the Administrative Agent and the Banks; provided that, if the Borrower notifies the Administrative Agent and the Banks that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks. Notwithstanding the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited consolidated financial statements of the General Partner for the fiscal year ended December 31, 2016 for all purposes of this Agreement, notwithstanding any change in GAAP or change in the application of GAAP relating thereto, unless the Borrower and the Required Banks shall enter into a mutually acceptable amendment addressing such changes.

Section 1.3    Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same type (subject to Article VIII) and Class and, except in the case of Base Rate Loans, have the same Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Term Benchmark Borrowing” is a Borrowing comprised of Term Benchmark Loans), Class (e.g. a Borrowing of Term Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a “Committed Term Borrowing” is a Borrowing under Section 2.1 in which all applicable Term Loan Banks participate in proportion to their applicable Term Loan Commitments).

Section 1.4    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 8.1(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this

Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.5    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

THE CREDITS
Section 2.1    Commitments to Lend. Pursuant to the Existing Term Loan Agreement, the Term Loan Banks (as defined therein) thereunder have made term loans to the Borrower and such loans remain outstanding on the Closing Date in the aggregate principal amount of $200,000,000 (the “Initial Term Loans”). Such Initial Term Loans shall continue to be outstanding under this Agreement. On the Closing Date, subject to the terms and conditions set forth herein, the Initial Term Loans shall be reallocated to the Term Loan Banks ratably in accordance with their Term Loan Commitment Percentages and Term Loan Commitments as set forth in Schedule 1A attached hereto in accordance with Section 9.25. Subject to the terms and conditions set forth herein, each Term Loan Bank severally and not jointly agrees to make additional term loans (the “Additional Term Loans”) to the Borrower in dollars during the Term Loan Commitment Period in up to three (3) separate Borrowings as requested by the Borrower in accordance with Section 2.2, so long as (x) each Additional Term Loan Borrowing shall be in a minimum amount of at least $10,000,000 (or a lesser amount equal to the remaining aggregate Unfunded Term Loan Commitments) and (y) any such requested amount does not result in (i) the principal amount of the Additional Term Loans made by such Bank exceeding its Unfunded Term Loan Commitment (as in effect prior to such Borrowing), (ii) the aggregate principal amount of the Additional Term Loans exceeding $50,000,000, (iii) the principal amount of all Term Loans made by such Bank exceeding its Term Loan Commitment (as in effect prior to such Borrowing), and (iv) the aggregate principal amount of all Term Loans made by the Banks exceeding the total aggregate Term Loan Commitments (as in effect prior to such Borrowing). The Initial Term Loans and the Additional Term Loans shall be Term Loans of the same Class and shall constitute usage of the Term Loan Commitments when advanced or deemed advanced. All Unfunded Term Loan Commitments of the Banks to make the Additional Term Loans shall expire on the Term Loan Commitment Expiry Date. If the Term Loan Amount shall be increased in accordance with Section 9.17, each Term Loan Bank whose

Term Loan Commitment shall have been increased in accordance therewith or who shall have become a Term Loan Bank hereunder, severally agrees, on the terms and conditions set forth in this Agreement, to make Term Loans to the Borrower pursuant to this Section from time to time in amounts such that the aggregate principal amount of Term Loans by such Term Loan Bank at any one time outstanding shall not exceed the amount of its Term Loan Commitment. The aggregate amount of Term Loans to be made hereunder shall not exceed the Term Loan Amount. Each Borrowing under this Section 2.1 shall be made from the several Term Loan Banks ratably in proportion to their respective Term Loan Commitments. Any Term Loans that are repaid may not be reborrowed.
Section 2.2    Notice of Committed Borrowing. The Borrower shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) signed by an authorized officer of the Borrower (provided that if such Notice of Committed Borrowing is submitted through an Approved Borrower Portal, such signature requirement may be waived at the sole discretion of the Administrative Agent) (x) not later than 12:00 p.m. (New York City time) on the Business Day of each Base Rate Borrowing (or such shorter notice as may be acceptable to the Administrative Agent and each Bank) (other than Borrowings to be made on the Closing Date) and (y) not later than 2:00 p.m. (New York City time) three (3) Business Days before each Term Benchmark Borrowing (or such shorter notice as may be acceptable to the Administrative Agent and each Bank) (other than Borrowings to be made on the Closing Date), specifying:
(1)    the date of such Borrowing, which shall be a Business Day,
(2)    the aggregate principal amount of such Borrowing,
(3)    the Class of such Borrowing,
(4)    whether the Loans comprising such Borrowing are to be Base Rate Loans or Term Benchmark Loans,
(5)    in the case of a Term Benchmark Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,
(6)    the intended use for the proceeds of such Borrowing, and
(7)    that no Default or Event of Default has occurred and is continuing.
Section 2.3    [Reserved].
Section 2.4    Notice to Banks; Funding of Loans.
(a)    Upon receipt of a Notice of Committed Borrowing, the Administrative Agent shall notify each applicable Bank on the same day as it receives the Notice of Committed Borrowing of the contents thereof and of such Bank’s share of such Borrowing. Any Notice of Committed Borrowing may be conditioned on the satisfaction of one or more conditions set forth therein, in which case such Notice of Committed Borrowing may be withdrawn by notice to the

Administrative Agent on or prior to the date of the requested Borrowing if such conditions shall not have been satisfied; provided that the Borrower shall pay any amounts due under Section 2.13, if any, in connection with any such withdrawal.
(b)    Not later than 2:00 p.m. (New York City time) on the date of each Committed Borrowing, each applicable Bank shall make available its share of such Committed Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.1. The Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent’s aforesaid address.
(c)    Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.4 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.7 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.
(d)    Notwithstanding anything to the contrary in this Agreement, any Bank may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Bank.
Section 2.5    Notes.
(a)    At the request of any Bank, its Loans shall be evidenced by the Notes, each of which shall be payable to each applicable Bank for the account of its Applicable Lending Office in an amount equal to each such Bank’s Commitment.
(b)    Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular Class be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Bank’s Loans of such Class. Each such Note shall be in substantially the form of Exhibit A hereto, as applicable, with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Class for such Bank. Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(c)    Upon receipt of each Bank’s Note, the Administrative Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of its Notes a continuation of any such schedule as and when required.
(d)    There shall be no more than eight (8) Term Benchmark Borrowings outstanding at any one time pursuant to this Agreement.
Section 2.6    Maturity of Loans. The Term Loans, except as provided in Section 6.2, shall mature, and the principal amount thereof shall be due and payable, and the Borrower promises to pay such Term Loans, on the Term Loan Maturity Date.

Section 2.7    Interest Rates.

(a)    Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin for Base Rate Loans for the applicable Class of Loans plus the Base Rate for such day. Such interest shall be payable in arrears on each Interest Payment Date for such Loan.
(b)    Each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Term Benchmark Loans for the applicable Class of Loans plus the Term SOFR Rate for such Interest Period. Such interest shall be payable in arrears on each Interest Payment Date for such Loan.
(c)    In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by law, overdue interest in respect of all Loans, shall bear interest at the annual rate of the sum of the Base Rate and two percent (2%).
(d)    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
Section 2.8    Ticking Fee. From the date that is ninety-one (91) days after the Closing Date until (but excluding) the Term Loan Commitment Expiry Date, the Borrower agrees to pay to the Administrative Agent, for the pro rata account of each Term Loan Bank, a ticking fee, computed at the rate of 0.25% per annum on the average daily amount of the Unfunded Term Loan Commitment of such Term Loan Bank during the period for which payment is made. Such ticking fees incurred through and including the last day of each March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the Term Loan Commitment Expiry Date, commencing on the first such date to occur after the Closing Date. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
Section 2.9    [Reserved].
Section 2.10    Mandatory Prepayment
. In the event that the Unsecured Debt Ratio is not maintained as of the last day of a calendar quarter, either (i) the Borrower will add a Real Property Asset to the Unencumbered Asset Pool Properties in accordance with this Agreement which, on a pro forma basis (i.e. the Unsecured Debt Ratio shall be recalculated to include such Real Property Asset as though the same had been an Unencumbered Asset Pool Property for the entire applicable period) would result in compliance with the Unsecured Debt Ratio, or (ii) the Borrower shall prepay to the Administrative Agent, for the account of the applicable Banks, an amount necessary to cause the Unsecured Debt Ratio to be in compliance within ninety (90) days of the date on which the Unsecured Debt Ratio failed to be maintained. Failure by the Borrower to comply with the Unsecured Debt Ratio within ninety (90) days of the date of such non-compliance shall be an Event of Default.
Section 2.11    Commitment Reductions; Optional Prepayments.
(a)    The Borrower may, upon at least one Business Day’s notice to the Administrative Agent (by 12:00 p.m. New York City time on such Business Day), prepay to the Administrative Agent, for the account of the applicable Banks, any Base Rate Borrowing in whole at any time, or from time to time in part in minimum amounts aggregating One Million Dollars ($1,000,000), or an integral multiple of One Million Dollars ($1,000,000) in excess thereof or, if less, the outstanding principal balance, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several applicable Banks included in such Borrowing.
(b)    Except as provided in Section 8.2, the Borrower may not prepay all or any portion of the principal amount of any Term Benchmark Loan prior to the maturity thereof unless the Borrower shall also pay any applicable expenses pursuant to Section 2.13. Any such prepayment shall be upon at least three (3) Business Days’ notice to the Administrative Agent (by 2:00 p.m. New York City time on such Business Day) (or such shorter notice as may be acceptable to the Administrative Agent), and the Administrative Agent shall notify the applicable Banks of receipt of any such notice on the same Business Day as received by it. Any notice of prepayment delivered pursuant to this Section 2.11(b) shall set forth the amount of such prepayment which is applicable to any Loan made for working capital purposes. Each such optional prepayment shall be in the amounts set forth in Section 2.11(a) above and shall be applied to prepay ratably the Loans of the applicable Banks included in such Borrowing.
(c)    The principal amount of any Loans that are prepaid may not be reborrowed.
(d)    The Borrower may at any time and from time to time cancel all or any part of the Unfunded Term Loan Commitments (if any) in minimum amounts aggregating One Million Dollars ($1,000,000), or an integral multiple of One Million Dollars ($1,000,000) in excess thereof, by the delivery to the Administrative Agent and the Term Loan Banks of a notice of cancellation upon at least three (3) Business Days’ notice to the Administrative Agent and such Term Loan Banks, whereupon, all or such portion of the Term Loan Commitments shall terminate as to such Term Loan Banks, pro rata on the date set forth in such notice of cancellation.
(e)    Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly, and in any event within one (1) Business Day, notify each Term Loan Bank of the contents thereof and of such Term Loan Bank’s ratable share (if any) of such prepayment. A notice of prepayment or cancellation under this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date of prepayment or cancellation) if such condition is not satisfied; provided that the Borrower shall pay any amounts due under Section 2.13, if any, in connection with any such revocation.
Section 2.12    General Provisions as to Payments.
(a)    The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 2:00 p.m. (New York City time) on the date when due (or such shorter notice as may be acceptable to the Administrative Agent), in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.1. The Administrative Agent will distribute to each applicable Bank its ratable share of each such payment received by the Administrative Agent for the account of the applicable Banks on the same day as received by the Administrative Agent if received by the Administrative Agent by 2:00 p.m. (New York City time), or, if received by the Administrative Agent after 2:00 p.m. (New York City time), on the immediately following Business Day (or such shorter notice as may be acceptable to the Administrative Agent). If the Administrative Agent shall fail to distribute to a Bank its ratable share of a payment on the same day it is received or the immediately following Business Day, as applicable in accordance with the immediately preceding sentence, the Administrative Agent shall pay to such Bank the interest accrued on such payment at the Federal Funds Rate, commencing on the day the Administrative Agent should have made the payment to such Bank and ending on the day prior to the date payment is actually made. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Term Benchmark Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by each Term Loan Bank. Each payment (including each prepayment) by the Borrower of principal of, and interest on, the Loans and of fees hereunder shall be made without set-off or counterclaim.
(b)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.
(c)    All payments made on the Loans shall be credited, to the extent of the amount thereof, in the following manner, in each case ratably among the parties entitled thereto in accordance with the amounts then due to such party: (a) first, against all costs, expenses and other fees (including reasonable attorneys’ fees) arising under the terms hereof, of which, if no Event of Default shall have occurred and be continuing, the Borrower has received notice pursuant to the terms hereof, (b) second, against the amount of interest accrued and unpaid on the Loans as of the date of such payment, (c) third, against all principal due and owing on the Loans as of the date of such payment, and (d) fourth, to all other amounts constituting any portion of the Obligations.
(d)    If any Bank is a Defaulting Lender, then the Administrative Agent may (or at the request of the Borrower, shall), in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent to satisfy such Bank’s obligations to it hereunder until such Bank is not a Defaulting Lender, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank hereunder, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
Section 2.13    Funding Losses. If the Borrower makes any payment of principal with respect to any Term Benchmark Loan (pursuant to Article II, VI or VIII or otherwise, and specifically including any payments made pursuant to Sections 2.10 or 2.11) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any Term Benchmark Loans, after notice has been given to any Bank in accordance with Section 2.4(a), or to prepay any Term Benchmark Loans, after notice has been given to any Bank in accordance with Section 2.11(b), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing Participant in the related Loan; provided that no Participant shall be entitled to receive more than the Bank, with respect to which such Participant is a Participant, would be entitled to receive under this Section 2.13), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense and the calculation thereof, which certificate shall be conclusive in the absence of manifest error.

Section 2.14    Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
Section 2.15    Method of Electing Interest Rates.
(a)    The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:
(i)    if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Term Benchmark Loans as of any Business Day; or
(ii)    if such Loans are Term Benchmark Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Term Benchmark Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.
Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent signed by an authorized officer of the Borrower (provided that if such Notice of Interest Rate Election is submitted through an Approved Borrower Portal, such signature requirement may be waived at the sole discretion of the Administrative Agent) at least three (3) Business Days before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be converted or continued as Base Rate Loans, in which case such notice shall be delivered to the Administrative Agent no later than 11:00 a.m. (New York City time) on the Business Day such conversion or continuation is to be effective). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group, (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $1,000,000 or any larger multiple of $1,000,000, (iii) there shall be no more than eight (8) Borrowings, comprised of Term Benchmark Loans outstanding at any time under this Agreement, (iv) no Loan may be continued as, or converted into, a Term Benchmark Loan when any Event of Default has occurred and is continuing, and (v) no Interest Period shall extend beyond the Term Loan Maturity Date.
(b)    Each Notice of Interest Rate Election shall specify:
(i)    the Group of Loans (or portion thereof) to which such notice applies;
(ii)    the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;
(iii)    if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Term Benchmark Loans, the duration of the initial Interest Period applicable thereto; and

(iv)    if such Loans are to be continued as Term Benchmark Loans for an additional Interest Period, the duration of such additional Interest Period.
Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.
(c)    Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank on the same day as it receives such Notice of Interest Rate Election of the contents thereof. A Notice of Interest Rate Election may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such Notice of Interest Rate Election may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date of such Notice of Interest Rate Election) if such condition is not satisfied; provided that the Borrower shall pay any amounts due under Section 2.13, if any, in connection with any such revocation. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Term Benchmark Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.
Section 2.16    [Reserved].

Section 2.17    [Reserved].

Section 2.18    [Reserved].

Section 2.19    Extending Facilities.

(a)    The Borrower may at any time and from time to time request that all or any portion of Term Loans with a like maturity date (an “Existing Loan Facility”) be converted to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans, and to otherwise modify the terms of such Term Loans to the extent not prohibited in this Section 2.19 (any such Term Loans which have been so converted, “Extended Loans”) and to provide for other terms consistent with this Section 2.19 (an “Extension”). Any such request shall be made on a pro rata basis and on the same terms to each applicable Bank. In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Banks under the applicable Existing Loan Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established, provided that:

(i)    all or any of the scheduled amortization payments of principal of the Extended Loans (including the maturity date) may be delayed to later dates than the scheduled amortization payments of principal (including the maturity date) of the Term Loans of such Existing Loan Facility to the extent provided in the applicable Loan Extension Amendment;

(ii)    the interest margins with respect to the Extended Loans may be different than the interest margins for the Term Loans of such Existing Loan Facility, and upfront fees may be paid to the Extending Lenders, in each case, to the extent provided in the applicable Loan Extension Amendment;

(iii)    the Loan Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest applicable Term Loan Maturity Date being converted as in effect on the effective date of the Loan Extension Amendment immediately prior to the establishment of such Extended Loans; and
(iv)    no Extended Loans that were Term Loans may be optionally prepaid prior to the date on which the Term Loans under the Existing Loan Facility from which they were converted are repaid in full unless such optional prepayment is accompanied by a pro rata optional prepayment of the Term Loans under such Existing Loan Facility.
Any Extended Loans converted pursuant to any Loan Extension Amendment shall be designated a separate Class of Extended Loans for all purposes of this Agreement; provided that any Extended Loans converted from an Existing Loan Facility may, to the extent provided in the applicable Loan Extension Amendment, be designated as an increase in any previously established Class of Loans or Commitments with respect to such Existing Loan Facility. Any Extended Loans that are Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted. No Extension shall constitute a voluntary or mandatory prepayment for purpose of Sections 2.10 and 2.11. Each Extension shall become effective only with respect to the Loans and Commitments of the Banks that accept an Extension Request.
(b)    The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Banks under the Existing Loan Facility are requested to respond. No Extension Request is required to be in any minimum amount or increment; provided that the Borrower may specify as a condition to consummating any such Extension that a minimum amount (to be specified in the applicable Extension Request) of Term Loans be tendered (subject to waiver by the Borrower in its sole discretion). No Bank shall have any obligation to agree to have any of its Term Loans of any Existing Loan Facility converted into Extended Loans pursuant to any Extension Request. Any Bank (an “Extending Lender”) wishing in its sole and individual discretion to have all or any portion of its Term Loans under the Existing Loan Facility subject to such Extension Request converted into Extended Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Loan Facility which it has elected to request be converted into Extended Loans. In the event that the aggregate amount of Term Loans under the Existing Loan Facility subject to Extension Elections exceeds the amount of Extended Loans requested pursuant to the Extension Request, Term Loans subject to Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of Term Loans included in such Extension Election. It shall be a condition precedent to the effectiveness of any Extension that no Default or Event of Default shall exist on the date of the Extension Request and on the date of the Extension.
(c)    Each Class of Extended Loans shall be established pursuant to an amendment (a “Loan Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Loan thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Bank) and which may include such technical amendments to this Agreement as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower. Each Loan Extension Amendment shall be binding on the Banks, the

General Partner and the other parties hereto. In connection with any Loan Extension Amendment, the Borrower shall deliver a reaffirmation of the Guaranty from the General Partner and such resolutions, certificates, opinions of counsel (including in-house opinions in lieu of opinions of outside counsel) and other documents in connection therewith as may be reasonably requested by the Administrative Agent.
(d)    This Section 2.19 shall supersede any provisions in Sections 9.4 or 9.5 to the contrary.
(e)    Notwithstanding anything to the contrary in this Section 2.19, (i) in no event shall any Loan Extension Amendment for an Extended Loan, increase (y) the aggregate outstanding principal amount of Term Loans as of the date each Loan Extension Amendment is entered into or (z) the aggregate amount of the Commitments of all Banks to make Term Loans (including Extended Loans) as of the date each Loan Extension Amendment is entered into, (ii) as between the Borrower and the General Partner on the one hand and the Banks not party to any such Loan Extension Amendment on the other, in no event shall any Loan Extension Amendment affect any of the rights or obligations of the Borrower, the General Partner and such Banks as among them pursuant to the terms and provisions of the Loan Documents, and (iii) as between the Administrative Agent and the Banks party to any such Loan Extension Amendment on the one hand and the Banks not party to any such Loan Extension Amendment on the other, except as provided in Section 2.19(a), in no event shall any Loan Extension Amendment affect any of the rights or obligations of Administrative Agent, the Banks party to any such Loan Extension Amendment and the Banks not party to any such Loan Extension Amendment as among them pursuant to the terms and provisions of the Loan Documents.
ARTICLE III

CONDITIONS
Section 3.1    Closing. The closing hereunder shall occur on the date (the “Closing Date”) when each of the following conditions is satisfied (or waived by the Administrative Agent and the Required Banks, such waiver to be evidenced by the continuation or funding after the date hereof of Loans and notice of such waiver to be given to the Banks by the Administrative Agent), each document to be dated the Closing Date unless otherwise indicated:
(a)    the Borrower shall have executed and delivered to the Administrative Agent Notes for the account of each Bank that shall have requested the same, dated on or before the Closing Date complying with the provisions of Section 2.5;
(b)    the Borrower shall have executed and delivered to the Administrative Agent a duly executed original of this Agreement;
(c)    the General Partner shall have executed and delivered to the Administrative Agent a duly executed original of the Guaranty;
(d)    the Administrative Agent shall have received (i) an opinion of Latham & Watkins LLP, New York counsel for the Borrower and (ii) an opinion of Ballard Spahr LLP,

Maryland counsel for the General Partner, in each case, reasonably acceptable to the Administrative Agent, the Banks and their counsel;
(e)    the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, the General Partner, the authority for and the validity of this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent. Such documentation shall include, without limitation, the articles of incorporation and by-laws or the partnership agreement and limited partnership certificate, as applicable, of the Borrower and the General Partner, as amended, modified or supplemented to the Closing Date, each certified to be true, correct and complete by a senior officer of the Borrower or the General Partner, as the case may be, as of the Closing Date, together with a good standing certificate from the Secretary of State (or the equivalent thereof) of the State of Delaware with respect to the Borrower and of the State of Maryland with respect to the General Partner, each to be dated not more than forty-five (45) days prior to the Closing Date;
(f)    the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and Section 3.2, unless otherwise specified, in sufficient counterparts, reasonably satisfactory in form and substance to the Administrative Agent in its sole discretion;
(g)    the Borrower and the General Partner shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents and the performance thereof by the Borrower and the General Partner;
(h)    the Administrative Agent and the Banks shall have received an audited consolidated balance sheet and income statement of the General Partner for the fiscal year ended December 31, 2025;
(i)    the Administrative Agent shall be satisfied that neither the Borrower nor the General Partner is subject to any present or contingent environmental liability which could reasonably be expected to have a Material Adverse Effect;
(j)    the Administrative Agent shall have received wire transfer instructions in connection with the Loans to be made on the Closing Date;
(k)    the Administrative Agent shall have received, for its and any other Bank’s account, all fees due and payable pursuant to this Agreement, and the reasonable and documented fees and expenses accrued through the Closing Date of Morgan, Lewis & Bockius LLP;
(l)    the Administrative Agent shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower, and the validity and enforceability against the Borrower, of the Loan Documents, or in connection with any of the transactions contemplated thereby to occur on or prior to the Closing Date, and such consents, licenses and approvals shall be in full force and effect;
(m)    the representations and warranties of the Borrower contained in this Agreement shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materiality”, “Material Adverse Effect” or a similar qualifier, in which case it shall be true and correct in all respects) on and as of the Closing Date both before and immediately after giving effect to the making of any Loans (except in those cases where such representation or warranty expressly relates to an earlier date, in which case such representations and warranties were true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materiality”, “Material Adverse Effect” or a similar qualifier, in which case it shall be true and correct in all respects) as of such earlier date and except for changes in factual circumstances not prohibited under the Loan Documents);
(n)    receipt by the Administrative Agent and the Banks of a certificate of the chief financial officer, treasurer or the chief accounting officer of the Borrower certifying that the Borrower is in compliance with all covenants of the Borrower contained in this Agreement, including, without limitation, the requirements of Section 5.8, as of the Closing Date;
(o)    (i) the Administrative Agent shall have received, at least five (5) days prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Bank that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Bank of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied); and
(p)    no event, condition or act which has had a Material Adverse Effect shall have occurred since December 31, 2025.
The Administrative Agent shall promptly notify the Borrower and the Banks of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.
Section 3.2    Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
(a)    the Closing Date shall have occurred on or prior to June 15, 2026;
(b)    receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2;
(c)    immediately after such Borrowing with respect to each Term Loan Bank, such Term Loan Bank’s pro rata portion of the aggregate Term Loans will not exceed such Term Loan Bank’s applicable Term Loan Commitment;
(d)    immediately before and after such Borrowing, no Default or Event of Default shall have occurred and be continuing both before and immediately after giving effect to the making of such Loans;

(e)    the representations and warranties of the Borrower contained in this Agreement (other than representations and warranties which speak as of a specific date) shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materiality”, “Material Adverse Effect” or a similar qualifier, in which case it shall be true and correct in all respects) on and as of the date of such Borrowing both before and immediately after giving effect to the making of such Loans; and
(f)    no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions contemplated hereby.
Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (c) through (f) of this Section (except that with respect to clause (f), such representation and warranty shall be deemed to be limited to laws, regulations, orders, judgments, decrees and litigation affecting the Borrower and not solely the Banks).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
In order to induce the Administrative Agent and each of the other Banks which may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.
Section 4.1    Existence and Power. The Borrower is duly organized, validly existing and in good standing as a limited partnership under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2    Power and Authority. The Borrower has the organizational power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of such Loan Documents. The Borrower has duly executed and delivered each Loan Document to which it is a party, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3    No Violation. Neither the execution, delivery or performance by or on behalf of the Borrower of the Loan Documents, nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality applicable to Borrower except to the extent such contravention is not likely to have a Material Adverse Effect, or (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any material indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or of any partnership of which the Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject except to the extent such conflict or breach is not likely to have a Material Adverse Effect, or (iii) will conflict with or result in a breach of any organizational document of any Subsidiary, the certificate of limited partnership, partnership agreement or other organizational document of Borrower, or the General Partner’s articles of incorporation or by-laws.

Section 4.4    Financial Information.

(a)    The audited consolidated balance sheets and statements of income of the General Partner as of December 31, 2025 fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and the General Partner as of such date and their consolidated results of operations for such fiscal periods.

(b)    Since December 31, 2025, except as disclosed in public filings with the Securities and Exchange Commission (i) there has been no material adverse change in the business, financial position or results of operations of the Borrower or the General Partner and (ii) except as previously disclosed to the Administrative Agent and to the Banks, neither the Borrower nor the General Partner has incurred any material indebtedness or guaranty.

Section 4.5    Litigation.

(a)    There is no action, suit or proceeding pending against, or to the knowledge of the Borrower, threatened against or affecting, (i) the Borrower, the General Partner or any of their Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of their assets, in any case before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents.

(b)    There are no final nonappealable judgments or decrees in an aggregate amount of One Hundred Million Dollars ($100,000,000) or more entered by a court or courts of competent jurisdiction against the Borrower or the General Partner (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing).

Section 4.6    Compliance with ERISA.
(a)    Except as previously disclosed to the Administrative Agent in writing as of the Closing Date, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
(b)    Except for each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is maintained, participated in or contributed to, by one or more members of the ERISA Group, no member of the ERISA Group is a “party in interest” (as such term is defined in Section 3(14) of ERISA or a “disqualified person” (as such term is defined in Section 4975(e)(2) of the Internal Revenue Code) with respect to any funded employee benefit plan and none of the assets of any such plans have been invested in a manner that would cause the transactions contemplated by the Loan Documents to constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA).
(c)    Neither the Borrower nor the General Partner is (a) an employee benefit plan subject to Title I of ERISA, (b) a plan or account subject to Section 4975 of the Internal Revenue Code, (c) an entity deemed under Department of Labor Regulation Section 2510.3-101 to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code, or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA.
Section 4.7    Environmental Compliance. To the best of Borrower’s knowledge, except as set forth in the Phase I environmental report(s) delivered to and accepted by the Administrative Agent with respect to each of the Unencumbered Asset Pool Properties (as supplemented or amended, the “Environmental Reports”), (i) there are in effect all Environmental Approvals which are required to be obtained under all Environmental Laws with respect to such Unencumbered Asset Pool Property, except for such Environmental Approvals the absence of which would not have a Material Adverse Effect, (ii) the Borrower is in compliance in all material respects with the terms and conditions of all such Environmental Approvals, and is also in compliance in all material respects with all other Environmental Laws or any plan, order, decree, judgment, injunction, notice or demand letter issued, entered or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect.

Except as set forth in the Environmental Reports or otherwise disclosed in writing to the Administrative Agent as of the Closing Date or with respect to a New Acquisition, as of the date of such New Acquisition, to Borrower’s actual knowledge:

(i)    There are no Environmental Claims or investigations pending or threatened by any Governmental Authority with respect to any alleged failure by the Borrower to have any Environmental Approval required in connection with the conduct of the business of the Borrower on any of the Unencumbered Asset Pool Properties, or with respect to any generation, treatment, storage, recycling, transportation, Release or disposal of any Material of Environmental Concern generated by the Borrower or any lessee on any of the Unencumbered Asset Pool Properties;
(ii)    No Material of Environmental Concern has been Released at any of the Unencumbered Asset Pool Properties to an extent that it may reasonably be expected to have a Material Adverse Effect;
(iii)    No PCB (in amounts or concentrations which exceed those set by applicable Environmental Laws) is present at any of the Unencumbered Asset Pool Properties;
(iv)    No friable asbestos is present at any of the Unencumbered Asset Pool Properties;
(v)    There are no underground storage tanks for Material of Environmental Concern, active or abandoned, at any of the Unencumbered Asset Pool Properties;
(vi)    No Environmental Claims have been filed with a Governmental Authority with respect to any of the Unencumbered Asset Pool Properties, and none of the Unencumbered Asset Pool Properties is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up;
(vii)    There are no Liens (other than Permitted Liens) arising under or pursuant to any Environmental Laws on any of the Unencumbered Asset Pool Properties, and no government actions have been taken or are in process which could subject any of the Unencumbered Asset Pool Properties to such Liens (other than Permitted Liens); and
(viii)    There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Borrower in relation to any of the Unencumbered Asset Pool Properties which have not been made available to the Administrative Agent.
Section 4.8    Taxes. The federal income tax returns of the Borrower and its Consolidated Subsidiaries for the fiscal year ended December 31, 2024 have been filed. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary except those being contested in good faith. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.9    Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, taken as a whole, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts known to the Borrower which materially and adversely affect or are likely to materially and adversely affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower considered as one enterprise or the ability of the Borrower to perform its obligations under this Agreement or the other Loan Documents.

Section 4.10    Solvency. On the Closing Date and immediately after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, each of the General Partner and the Borrower is Solvent.

Section 4.11    Use of Proceeds; Margin Regulations. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions hereof. No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 4.12    Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect.

Section 4.13    Investment Company Act. The Borrower is not (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (y) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.14    Closing Date Transactions. On the Closing Date and immediately prior to or concurrently with the making of the Loans, the transactions (other than the making of the Loans) intended to be consummated on the Closing Date will have been consummated in accordance with all applicable laws. On or prior to the Closing Date, all consents and approvals of, and filings and registrations with, and all other actions by, any Person required in order to make or consummate such transactions have been obtained, given, filed or taken and are in full force and effect.

Section 4.15    Representations and Warranties in Loan Documents. All representations and warranties made by the Borrower in the Loan Documents are true and correct in all material respects.

Section 4.16    Patents, Trademarks, etc. The Borrower has obtained and holds in full force and effect all patents, trademarks, service marks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect. To the Borrower’s knowledge, no material product, process, method, substance, part or other material presently sold by or employed by the Borrower in connection with such business infringes any patent, trademark, service mark, trade name, copyright, license or other such right owned by any other Person. There is not pending or, to the Borrower’s knowledge, threatened any claim or litigation against or affecting the Borrower contesting its right to sell or use any such product, process, method, substance, part or other material.

Section 4.17    No Default. No Default or Event of Default exists under or with respect to any Loan Document. The Borrower is not in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely (to the extent that the Borrower can now reasonably foresee) to result in a Material Adverse Effect.

Section 4.18    Licenses, etc. The Borrower has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely (to the extent that the Borrower can now reasonably foresee) to have a Material Adverse Effect.

Section 4.19    Compliance With Law. The Borrower is in compliance with all laws, rules, regulations, orders, judgments, writs and decrees, including, without limitation, all building and zoning ordinances and codes, the failure to comply with which is likely (to the extent that the Borrower can now reasonably foresee) to have a Material Adverse Effect.

Section 4.20    No Burdensome Restrictions. The Borrower is not a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely (to the extent that the Borrower can now reasonably foresee) to have a Material Adverse Effect.

Section 4.21    Brokers’ Fees. The Borrower has not dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents (except with respect to the acquisition or disposition of Real Property Assets) or otherwise in connection with this Agreement (it being understood that the Joint Lead Arrangers have acted as arrangers for the Facility and the fees and expenses of which shall be paid by Borrower), and the Borrower has not done any acts, had any negotiations or conversation, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by the Borrower of any brokerage fee, charge, commission or other compensation to any party with respect to the transactions contemplated by the Loan Documents (except with respect to the acquisition or disposition of Real Property Assets), other than the fees payable hereunder.

Section 4.22    Labor Matters. Except as set forth on Schedule 4.22 attached hereto and made a part hereof, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower and the Borrower has not suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years.

Section 4.23    Organizational Documents. The documents delivered pursuant to Section 3.1(e) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of the Borrower. The Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies of each of the documents set forth in this Section 4.23.

Section 4.24    Principal Offices. The principal office, chief executive office and principal place of business of the Borrower is 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064.

Section 4.25    REIT Status. For the fiscal year ended December 31, 2024, the General Partner qualified, and the General Partner intends to continue to qualify, as a REIT.

Section 4.26    Ownership of Property. The Borrower and/or the General Partner, directly or indirectly, owns fee simple title to or a ground leasehold interest in each of the Unencumbered Asset Pool Properties.

Section 4.27    Insurance. The Borrower or its tenants, as applicable, currently maintains insurance at 100% replacement cost insurance coverage in respect of each of the Real Property Assets, as well as comprehensive general liability insurance (including “builders’ risk”) against claims for personal, and bodily injury and/or death, to one or more persons, or property damage, as well as workers’ compensation insurance, in each case with respect to the Real Property Assets with insurers having an A.M. Best policyholders’ rating of not less than A-VIII in amounts that prudent owner of assets such as the Real Property Assets would maintain.

Section 4.28    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect commercially reasonable policies and procedures for Borrower, its Subsidiaries and their respective directors, officers, employees and agents (which such Persons, for the purposes of the first sentence of this Section 4.28, shall not include any third-party joint-venture partner or member of any Subsidiary) designed to comply with Anti-Corruption Laws and Sanctions applicable to the Borrower and its Subsidiaries, and the Borrower, its Subsidiaries and their respective directors and officers and to the knowledge of the Borrower its employees and agents are in compliance in all material respects with any applicable Anti-Corruption Laws and Sanctions. None of (a) the Borrower or any Subsidiary, or (b) to the knowledge of the chief executive officer, chief financial officer or chief accounting officer of the Borrower, any agent, director, officer or employee of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or Sanctions applicable to the Borrower and its Subsidiaries. None of the Borrower, any Subsidiary of the Borrower, or, to the knowledge of the chief executive officer, chief financial officer or chief accounting officer of the Borrower, any director, officer or employee thereof is currently in violation of any Anti-Corruption Laws.

Section 4.29    Affected Financial Institutions. Neither the General Partner nor the Borrower is an Affected Financial Institution.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS
The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Loan is outstanding or any Obligations remain unpaid (in each case, other than contingent indemnity and reimbursement obligations for which no claim has been made):
Section 5.1    Information. The Borrower will deliver:
(a)    to the Administrative Agent and to each of the Banks (which delivery may be made electronically, including via IntraLinks), as soon as available and in any event within 105 days after the end of each fiscal year of the General Partner, an audited consolidated balance sheet of the General Partner as of the end of such fiscal year and the related consolidated statements of cash flow and operations for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited by Deloitte & Touche or other independent public accountants of similar standing (certified without qualification as to “going concern” or scope of the audit and without a “going concern” explanatory note (other than a “going concern” explanatory note or qualification resulting from (i) the maturity of the Loans or the loans under any Debt permitted hereunder occurring within one year from the time such opinion is delivered or (ii) anticipated (but not actual) covenant non-compliance hereunder or under any Debt permitted hereunder));
(b)    to the Administrative Agent and to each of the Banks (which delivery may be made electronically, including via IntraLinks), as soon as available and in any event within sixty (60) days after the end of each quarter of each fiscal year (other than the last quarter in any fiscal year) of the Borrower, a statement of the Borrower, prepared in accordance with GAAP, setting forth the operating income and operating expenses of the Borrower, in sufficient detail so as to calculate Unencumbered Asset Pool Net Operating Cash Flow of the Borrower for the immediately preceding quarter;
(c)    to the Administrative Agent and to each of the Banks (which delivery may be made electronically, including via IntraLinks), simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer, controller, treasurer or vice president-corporate finance of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.8 on the date of such financial statements; (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (iii) certifying (x) that such financial statements fairly present the financial condition and the results of operations of the General Partner and the Borrower as of the dates and for the periods indicated, in accordance with GAAP, subject, in the case of interim financial statements, to normal year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) and ending on a date not more than ten (10) Business Days prior to the date of such delivery and that on the basis of such review of the

Loan Documents and the business and condition of the Borrower, to the best knowledge of such officer, no Default or Event of Default under any other provision of Section 6.1 occurred or, if any such Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Borrower proposes to take in respect thereof;
(d)    to the Administrative Agent and to each of the Banks, (i) within five (5) days after the president, chief financial officer, treasurer, controller or other executive officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the president of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (ii) promptly and in any event within ten (10) days after the Borrower obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower which is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;
(e)    [reserved];
(f)    [reserved];
(g)    to the Administrative Agent and to each of the Banks, promptly and in any event within five (5) Business Days after receipt of any material notices or correspondence from any company or agent for any company providing insurance coverage to the Borrower relating to any material loss or loss of the Borrower with respect to any of the Unencumbered Asset Pool Properties, copies of such notices and correspondence; and
(h)    [reserved];
(i)    [reserved];
(j)    to the Administrative Agent and to each of the Banks (which delivery may be made electronically, including via IntraLinks), simultaneously with delivery of the information required by Sections 5.1(a) and (b), a statement of Unencumbered Asset Pool Net Operating Cash Flow with respect to each Unencumbered Asset Pool Property and a list of all Unencumbered Asset Pool Properties; and
(k)    to the Administrative Agent and to each of the Banks (which delivery may be made electronically, including via IntraLinks), from time to time such additional information regarding the financial position or business of the Borrower as the Administrative Agent, at the request of any Bank, may reasonably request.
Section 5.2    Payment of Obligations. The Borrower will pay and discharge, at or before maturity, all its material obligations and liabilities including, without limitation, any obligation pursuant to any agreement by which it or any of its properties is bound and any tax liabilities, in any case, where failure to do so will likely result in a Material Adverse Effect except (i) such tax liabilities may be contested in good faith by appropriate proceedings, and the Borrower will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same; or (ii) such obligation or liability as may be contested in good faith by appropriate proceedings.

Section 5.3    Maintenance of Property; Insurance.
(a)    The Borrower will keep each of the Unencumbered Asset Pool Properties in good repair, working order and condition, subject to ordinary wear and tear.
(b)    The Borrower shall (a) maintain insurance as specified in Section 4.27 hereof with insurers meeting the qualifications described therein, which insurance shall in any event not provide for materially less coverage than the insurance in effect on the Closing Date, and (b) furnish to each Bank, or use reasonable efforts to obtain from a tenant, if applicable, from time to time, upon written request, copies of the policies under which such insurance is issued, certificates of insurance and such other information relating to such insurance as such Bank may reasonably request. The Borrower will deliver to the Banks (i) upon request of any Bank through the Administrative Agent from time to time, full information as to the insurance carried, (ii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the date of this Agreement and (iii) forthwith, notice of any cancellation or nonrenewal of coverage by the Borrower.
Section 5.4    Conduct of Business. The Borrower’s primary business will continue to be acquiring, owning, operating, managing, developing (to the extent permitted in this Agreement), and leasing office and industrial properties.

Section 5.5    Compliance with Laws. (a) The Borrower will comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, all zoning and building codes and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings. The Borrower will maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)    In the ordinary course of its business and at such times as the Borrower reasonably deems appropriate, the Borrower shall conduct periodic reviews of the effect of Environmental Laws on its business, operations and properties, in the course of which it shall use commercially reasonable efforts to identify and evaluate applicable liabilities and costs (including, without limitation, any capital or operating expenditures required as a matter of Environmental Law for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required as a matter of Environmental Law to achieve or maintain compliance with Environmental Law or as a condition of any license, permit or contract to which the Borrower is a party or a beneficiary, any related constraints on operating activities, including, without limitation, any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Materials of Environmental Concern, and any actual or potential liabilities to third parties, including, without limitation, employees, and any related costs and expenses). The Borrower shall notify the Administrative Agent immediately if, on the basis of any such review, the Borrower has reasonably concluded that such associated potential liabilities and costs, including, without limitation, the costs of compliance with Environmental Laws, could reasonably be expected to have a Material Adverse Effect.

(c)    Neither the Borrower nor the General Partner shall become (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Internal Revenue Code, (iii) an entity deemed under Department of Labor Regulation Section 2510.3-101 to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code, or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA.
Section 5.6    Inspection of Property, Books and Records. The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit representatives of any Bank at such Bank’s expense to visit and inspect any of its properties to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and employees, all at such reasonable times, upon reasonable prior notice and subject to the rights of tenants, but in no event more than once each fiscal year unless an Event of Default has occurred and is continuing, then as often as may reasonably be desired.

Section 5.7    Existence.

(a)    The Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence or its partnership existence, as applicable.

(b)    The Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.

Section 5.8    Financial Covenants.

(a)    Total Debt to Total Asset Value. As of the last day of each calendar quarter, the Total Debt Ratio will not be greater than 60%; provided, however, with respect to any period in which the Borrower or any of its Consolidated Subsidiaries have acquired a Real Property Asset (or multiple Real Property Assets in a single transaction) for a price of more than $200,000,000, Total Debt to Total Asset Value for such quarter and the next succeeding three quarters may increase to 65%, provided such ratio does not exceed 60% thereafter.

(b)    Fixed Charge Coverage. As of the last day of each calendar quarter, the ratio of (x) Annual EBITDA, less reserves for Capital Expenditures of (i) $.25 per square foot per annum for each Real Property Asset that is an office or retail property and (ii) $250 per unit for each Real Property Asset that is a multi-family residential property, to (y) the sum of (i) Total Debt Service and (ii) dividends or other payments payable by the General Partner with respect to any preferred stock issued by the General Partner and distributions or other payments payable by the Borrower with respect to any preferred partnership units of the Borrower, will not be less than 1.5:1.0.

(c)    Limitation on Secured Debt. As of the last day of each calendar quarter, Secured Debt of the Borrower, the General Partner and their Consolidated Subsidiaries, which for purposes hereof shall be deemed to include the Borrower’s and the General Partner’s pro rata share of the Secured Debt of any Minority Holdings of the Borrower or the General Partner, shall at no time exceed forty percent (40%) of Total Asset Value; provided, however, with respect to any period in which Borrower or any of its Consolidated Subsidiaries have acquired a Real Property Asset (or multiple Real Property Assets in a single transaction) for a price of more than $200,000,000, Secured Debt to Total Asset Value for such quarter and the next succeeding three quarters may increase to 45%, provided such ratio does not exceed 40% thereafter.
(d)    Unsecured Debt Ratio. As of each of the last day of each calendar quarter, the Unsecured Debt Ratio shall not be less than 1.67:1.0; provided, however, with respect to any period in which the Borrower or any of its Consolidated Subsidiaries have acquired a Real Property Asset (or multiple Real Property Assets in a single transaction) for a price of more than $200,000,000, the Unsecured Debt Ratio for such quarter and the next succeeding three quarters may decrease to 1.55:1.00, provided such ratio is not less than 1.67:1.00 thereafter.
(e)    Unencumbered Asset Pool Debt Service Coverage. As of the last day of each calendar quarter, the ratio of (i) Unencumbered Asset Pool Net Operating Cash Flow to (ii) Unsecured Debt Service will not be less than 1.75:1.0.
(f)    Dividends. During an Event of Default, the Borrower will not, as determined on an aggregate annual basis, pay any partnership distributions in excess of the amount which results in distributions to the General Partner in an amount sufficient to permit the General Partner to pay dividends to its shareholders which it reasonably believes are necessary for it to (A) maintain its qualification as a REIT for federal and state income tax purposes, and (B) avoid the payment of federal or state income or excise tax; provided that notwithstanding the foregoing, the General Partner may issue warrants, options and other equity securities evidencing ownership interests and rights in the General Partner; provided, further, the General Partner, the Borrower or any Subsidiary may declare and make dividend payments or other distributions, in each case, (i) payable solely in the common stock or other common equity interests of such Person or of the General Partner (together with cash in lieu of any fractional share or other unit of such common stock or common equity interest), (ii) in connection with employee, trustee and director stock option plans or similar employee, trustee and director incentive arrangements and (iii) with respect to an equity award granted pursuant to an equity incentive compensation plan to any current or former director, employee, independent contractor or other service provider, so long as no Default or Event of Default has occurred and is continuing.
Section 5.9    Restriction on Fundamental Changes; Operation and Control. The Borrower shall not enter into any merger or consolidation, unless the Borrower is the surviving entity, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, any substantial part of the business or property of the Borrower and its Subsidiaries, taken as a whole, whether now or hereafter acquired, hold an interest in any subsidiary which is not controlled by the Borrower or the General Partner or enter into other business lines, without the prior written consent of the Administrative Agent, which consent shall not be given unless the Required Banks so consent.

Section 5.10    Changes in Business. The Borrower shall not enter into any business which is substantially different from that conducted by the Borrower on the Closing Date after giving effect to the transactions contemplated by the Loan Documents.

Section 5.11    Sale of Unencumbered Asset Pool Properties. Concurrent with the sale or transfer of any Unencumbered Asset Pool Property that exceeds fifteen percent (15%) of the Unencumbered Asset Pool Properties Value, the Borrower shall (i) deliver written notice to the Administrative Agent, and (ii) deliver to the Administrative Agent a certificate from its chief financial officer, chief accounting officer, vice president or other duly authorized officer certifying that at the time of such sale or other disposal (based on pro-forma calculations for the previous period assuming that such Unencumbered Asset Pool Property was not a Unencumbered Asset Pool Property for the relevant period) all of the covenants contained in Section 5.8 are and after giving effect to the transaction shall continue to be true and accurate in all respects. In the event that a Separate Parcel that originally formed a part of a Unencumbered Asset Pool Property is to be sold or transferred, the value of the remaining portion of the Unencumbered Asset Pool Property will be determined by Administrative Agent at the time of sale or transfer in its sole discretion.
Section 5.12    Fiscal Year; Fiscal Quarter. The Borrower shall not change its method of determining fiscal quarters without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 5.13    Margin Stock. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

Section 5.14    Use of Proceeds. The Borrower shall use the proceeds of the Loans for its general business purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.15    General Partner Status. The General Partner shall at all times (i) maintain its status as a self-directed and self-administered REIT, and (ii) remain a publicly traded company listed on the New York Stock Exchange.

ARTICLE VI

DEFAULTS

Section 6.1    Events of Default. Each of the following shall constitute an event of default under this Agreement (an “Event of Default”):

(a)    (i) the Borrower shall fail to pay when due any principal of any Loan, or (ii) the Borrower shall fail to pay when due any interest on any Loan, any fees or any amounts payable hereunder within five (5) Business Days after the same is due;

(b)    the Borrower shall fail to observe or perform any covenant contained in Section 5.7(a) (with respect to the Borrower’s existence) or Sections 5.8 to 5.15, inclusive, subject to any applicable grace periods set forth therein;
(c)    the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent; provided, however, that if any such default cannot by its nature be cured within such thirty (30) day grace period and so long as Borrower shall have commenced cure within such thirty (30) day grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower shall have an additional period of thirty (30) days to cure such default; provided, however, that, in no event, is the foregoing intended to effect an extension of the Maturity Date;
(d)    any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made), and, with respect to any representation, warranty, certification or statement not known to the chief executive officer, chief financial officer, chief accounting officer, or treasurer (a “Responsible Officer”) of the General Partner and the Borrower, as applicable, at the time such representation or warranty was made and is capable of being cured, the defect causing such representation or warranty to be incorrect when made or deemed made is not removed within thirty (30) days after the first to occur of (i) the date upon which a Responsible Officer of the General Partner or the Borrower obtains knowledge thereof or (ii) receipt by the Borrower of written notice thereof from the Administrative Agent;
(e)    the Borrower, the General Partner or any Material Subsidiary shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt or Debt guaranteed by the Borrower, the General Partner or such Material Subsidiary (other than the Obligations) in an aggregate principal amount of more than $100,000,000 and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period (as the same may be extended by the applicable lender) and such default shall not be waived by the applicable lender (which waiver shall serve to reinstate the applicable loan), or the Borrower, the General Partner or any Material Subsidiary shall default in the performance or observance of any obligation or condition with respect to any such Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period (as the same may be extended by the applicable lender), if in any such case as a result of such default, event or condition, the lender (including the holder or holders thereof, or any trustee or agent for such holders) of any such Debt shall accelerate the maturity of any such Debt or shall be permitted (without any further requirement of notice or lapse of time), to accelerate the maturity of any such Debt, and such default shall not be waived by the applicable lender (which waiver shall serve to reinstate the applicable loan), or any such Debt shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment; provided, however, that none of the following events will, in and of themselves, be a Default or Event of Default under this Section 6.1(e): (x) the occurrence of any customary event or condition that vests the right of any holder of Convertible Debt to submit any Convertible Debt for conversion, exchange or exercise in accordance with its terms; or (y) any actual conversion, exchange or exercise of any Convertible Debt in accordance with its terms;
(f)    the Borrower, the General Partner or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(g)    an involuntary case or other proceeding shall be commenced against the Borrower, the General Partner or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower, the General Partner or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
(h)    the Borrower shall default in its obligations under any Loan Document other than this Agreement beyond any applicable notice and grace periods;
(i)    the General Partner shall default in its obligations under the Guaranty beyond any applicable notice and grace periods;
(j)    any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000,000 which it shall have become liable to pay in any fiscal year under Title IV of ERISA, or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing, or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan, or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $100,000,000;
(k)    one or more final nonappealable judgments or decrees in an aggregate amount of $100,000,000 as of such date shall be entered by a court or courts of competent jurisdiction against the Borrower or the General Partner (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within sixty (60) days (or bonded, vacated or satisfied within sixty (60) after any stay is lifted) or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;
(l)    (i) any Environmental Claim shall have been asserted against the Borrower or any Environmental Affiliate, (ii) any release, emission, discharge or disposal of any Material of Environmental Concern shall have occurred, and such event is reasonably likely to form the basis of an Environmental Claim against the Borrower or any Environmental Affiliate, or (iii) the Borrower or the Environmental Affiliates shall have failed to obtain any Environmental Approval necessary for the ownership, or operation of its business, property or assets or any such Environmental Approval shall be revoked, terminated, or otherwise cease to be in full force and effect, in the case of clauses (i), (ii) or (iii) above, if the existence of such condition has had or is reasonably likely to have a Material Adverse Effect;
(m)    (i) during any consecutive twelve (12) month period commencing on or after the date hereof, individuals who at the beginning of such period constituted the Board of Directors of the General Partner of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the General Partner stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in the office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office, except for any such change resulting from (x) death or disability of any such member, (y) satisfaction of any requirement for the majority of the members of the Board of Directors of the General Partner to qualify under applicable law as independent directors, or (z) the replacement of any member of the Board of Directors who is an officer or employee of the General Partner with any other officer or employee of the General Partner or its Affiliate; (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of equity interests representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the General Partner; (iii) the General Partner (or a wholly-owned subsidiary thereof) ceases to be the sole general partner of the Borrower; or (iv) the General Partner ceases to own, directly or indirectly, at least sixty percent (60%) of the equity interests in the Borrower having the power to vote on matters relating to the management of the Borrower;
(n)    the General Partner shall cease at any time to qualify as a REIT; and
(o)    at any time, for any reason, the Borrower or the General Partner seeks to repudiate its obligations under any Loan Document.
Section 6.2    Rights and Remedies. (a) Upon the occurrence of any Event of Default described in Sections 6.1(f) or (g), the Commitments shall automatically terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other notices or requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent may, and at the request of the Required Banks shall, exercise any of its rights and remedies hereunder and by written notice to the Borrower, declare the Commitment(s) of each Bank to make Loans to be terminated whereupon the same shall forthwith terminate, declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind other than as provided in the Loan Documents (including, without limitation, valuation and appraisement, diligence, presentment, and notice of intent to demand or accelerate), all of which are hereby expressly waived by the Borrower.
(b)    Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default other than any Event of Default described in Sections 6.1(f) or (g), the Administrative Agent shall not exercise any of its rights and remedies hereunder nor declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be immediately due and payable, until such time as the Administrative Agent shall have delivered a notice to the Banks specifying the Event of Default which has occurred and whether Administrative Agent recommends the acceleration of the Obligations due hereunder or the exercise of other remedies hereunder. The Banks shall notify the Administrative Agent if they approve or disapprove of the acceleration of the Obligations due hereunder or the exercise of such other remedy recommended by Administrative Agent within five (5) Business Days after receipt of such notice. If any Bank shall not respond within such five (5) Business Day period, then such Bank shall be deemed to have accepted Administrative Agent’s recommendation for acceleration of the Obligations due hereunder or the exercise of such other remedy. Regardless of the Administrative Agent’s recommendation, if the Required Banks shall approve the acceleration of the Obligations due hereunder or the exercise of such other remedy, then Administrative Agent shall declare the Commitment(s) of each Bank to make Loans to be terminated whereupon the same shall forthwith terminate and declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be immediately due and payable or exercise such other remedy approved by the Required Banks. If the Required Banks shall neither approve nor disapprove the acceleration of the Obligations due hereunder or such other remedy recommended by Administrative Agent, then Administrative Agent may accelerate the Obligations due hereunder or exercise any of its rights and remedies hereunder in its sole discretion. If the Required Banks shall disapprove the acceleration of the Obligations due hereunder or the exercise of such other remedy recommended by Administrative Agent, but approve of another remedy, then to the extent permitted hereunder, Administrative Agent shall exercise such remedy. In the event the Administrative Agent exercises any remedy provided in any of the Loan Documents, the Administrative Agent shall act as a collateral agent for the Banks.
(c)    Notwithstanding the foregoing, if in Administrative Agent’s sole judgment, immediate action is required after an Event of Default has occurred that is continuing to prevent loss to the Banks, the Administrative Agent may exercise any of its rights and remedies pursuant to this Agreement, including, without limitation, acceleration of the Obligations hereunder, without the prior consent of the Required Banks provided that the Administrative Agent has notified the Banks of its intention so to exercise such rights and remedies and within 48 hours

(such hours being counted only on Business Days) thereafter the Required Banks have not instructed the Administrative Agent to the contrary.
Section 6.3    Notice of Default. If the Administrative Agent shall not already have given any notice to the Borrower under Section 6.1, the Administrative Agent shall give notice to the Borrower under Section 6.1 promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.1    Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as otherwise expressly permitted by this Agreement or with the prior written consent of the Administrative Agent, only the Administrative Agent (and not one or more of the Banks) shall have the authority to deal directly with the Borrower under this Agreement and each Bank acknowledges that all notices, demands or requests from such Bank to Borrower must be forwarded to the Administrative Agent for delivery to the Borrower. Each Bank acknowledges that, except as otherwise expressly set forth in this Agreement, the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Banks absent written instructions from Administrative Agent in accordance with its rights and authority hereunder. Without limiting the foregoing, each Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. The provisions of this Article are solely for the benefit of the Administrative Agent and the Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

Section 7.2    Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder, and the term “Bank” and “Banks” shall include JPMorgan Chase Bank, N.A. in its individual capacity.

Section 7.3    Action by Administrative Agent. (a) The obligations of the Administrative Agent hereunder are only those expressly set forth herein and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Banks. Without limiting the generality of the foregoing, the

Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Bank other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Bank agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby.
(b)    The Administrative Agent shall promptly forward, or make available by Intralinks or other internet access system, to each Bank tangible or electronic copies, or notify (in writing or electronically and, if electronically, the Administrative Agent will also transmit a fax indicating that the information in question is being transmitted electronically) each Bank as to the contents, of all notices, financial statements and other significant materials and communications received from the Borrower pursuant to the terms of this Agreement or any other Loan Document and, in the event that the Borrower fails to pay when due the principal of or interest on any Loan, the Administrative Agent shall promptly give notice thereof to the Banks. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks, and such instructions shall be binding upon all the Banks; provided, however, that the Administrative Agent shall not be required to take any action that (i) exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law or (ii) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Banks with respect to such action. If the Borrower shall have made any payment of principal of and interest on the Loans or any other amount due hereunder in accordance with Article II hereof and the Administrative Agent shall not have distributed to each Bank its proper share of such payment on the date on which such payment shall be received (other than as a result of any shutdown of or disturbance in any payment system or any other event or circumstance beyond the reasonable control of the Administrative Agent), then the Administrative Agent shall pay such proper share to such Bank together with interest thereon at the Federal Funds Rate for each day from the date such payment shall have been received from the Borrower until the date such amount is paid by the Administrative Agent to such Bank. If any Bank transfers funds to the Administrative Agent in anticipation of the making of a Loan that is subsequently not made, then the Administrative Agent agrees to repay such funds to such Bank upon the receipt of a notice from such Bank requesting the repayment of such funds, together with interest thereon at the Federal Funds Rate for each day from the date which is the day upon which Administrative Agent shall have received a notice from such Bank requesting the repayment of such funds until the date such amount is paid by the Administrative Agent to such Bank.

Section 7.4    Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5    Liability of Administrative Agent; Erroneous Payments. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in this Agreement), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Neither the Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or, where required by the terms of this Agreement, all of the Banks, or (ii) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise as determined by a court of competent jurisdiction in a final and non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default (other than a Default under Section 6.1(a) with respect to the payment of principal or interest) unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Bank. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder or the contents of any report or certificate delivered hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower or the General Partner to perform its obligations hereunder or thereunder; or (v) the contents of any certificate, report or other document delivered hereunder or in connection herewith. The Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.6, (ii) may rely on the Register to the extent set forth in Section 9.6(g), (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (iv) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Bank, may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank sufficiently in advance of the making of such Loan and (v) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(b)    (i)    Each Bank hereby agrees that (x) if the Administrative Agent notifies such Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank (whether or not known to such Bank), and demands the return of such Payment (or a portion thereof), such Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Bank under this Section 7.5(b) shall be conclusive, absent manifest error.
(ii)    Each Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)    The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.
(iv)    Each party’s obligations under this Section 7.5(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Section 7.6    Indemnification. Each Bank shall, ratably in accordance with its Aggregate Exposure Percentage, indemnify the Administrative Agent, their Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct as finally determined by a court of competent jurisdiction) that such indemnitees may suffer or incur as a result of, or in connection with, the Administrative Agent’s capacity as Administrative Agent in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees in accordance with this Agreement, including any amounts that the Borrower fails to pay under Section 9.3(a).

Section 7.7    Acknowledgments of Banks. Each Bank acknowledges and agrees that the Loan Documents set forth the terms of a commercial lending facility and the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Bank further represents that it (x) in participating as a Bank, is engaged in making, acquiring or holding commercial loans in the ordinary course of its business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Bank agrees not to assert a claim in contravention of the foregoing, such a claim under the federal or state securities laws), (y) has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any other Bank and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Loans hereunder and (z) is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Bank shall, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any other Bank and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Bank or assign or otherwise transfer its rights, interests and obligations hereunder. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
Each Bank, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Banks on the Closing Date.
The Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Borrower) between the Borrower and its Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Borrower or its Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Bank, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Banks acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Bank with any credit or other information concerning the Loans, the Banks, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower or any of its Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and the Borrower, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Banks, or any formal or informal committee or ad hoc group of such Banks, including at the direction of the Borrower.
Section 7.8    Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. In addition, if the Administrative Agent at any time shall have been determined to have committed gross negligence or willful misconduct by a court of competent jurisdiction in a final and non-appealable judgment in connection with its performance of its duties as Administrative Agent hereunder or if the Commitment and Loans of the Administrative Agent, in its capacity as a Bank, inclusive of participations, shall be less than $10,000,000, then, upon notice from the Required Banks, the Administrative Agent shall resign. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent with the consent of the Borrower (which consent will not be unreasonably withheld or delayed and each Bank and its Affiliates shall be deemed approved); provided that the consent of the Borrower shall not be required if an Event of Default shall have occurred and be continuing. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, with the reasonable approval of the Borrower provided that no Event of Default shall have occurred and be outstanding, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000, total assets of at least $25,000,000,000 and a long-term senior unsecured indebtedness rating of BBB+ or better by S&P (if rated by S&P) and Baa1 by Moody’s (if rated by Moody’s). Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder first accruing or arising after the effective date of such retirement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.
Section 7.9    Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

Section 7.10    Copies of Notices. The Administrative Agent shall deliver to each Bank a copy of any notice sent to the Borrower by the Administrative Agent in connection with the performance of its duties as the Administrative Agent hereunder; and the Administrative Agent shall deliver to each Bank a copy of any notice sent to the Administrative Agent by the Borrower in connection with any Default or Event of Default hereunder.

Section 7.11    Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 7.12    No Duties. None of any Syndication Agent, any Co-Documentation Agent, any Joint Bookrunner or any Joint Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

Section 7.13    Certain ERISA Matters. (a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, each Joint Bookrunner and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or the General Partner, that at least one of the following is and will be true:

(i)    such Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, each Joint Bookrunner, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or the General Partner, that none of the Administrative Agent, any Joint Bookrunner or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent and each Joint Lead Arranger hereby informs the Banks that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE VIII

CHANGE IN CIRCUMSTANCES
Section 8.1    Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 8.1, if:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii)    the Administrative Agent is advised by the Required Banks that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Banks by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Interest Rate Election in accordance with the terms of Section 2.15 or a new Notice of Committed Borrowing in accordance with the terms of Section 2.2, any Notice of Interest Rate Election that requests the conversion of any Loan to, or continuation of any Loan as, a Term Benchmark Loan and any Notice of Committed Borrowing that requests a Term Benchmark Loan shall instead be deemed to be a Notice of Interest Rate Election or a Notice of Committed Borrowing, as applicable, for a Base Rate Loan. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 8.1(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Interest Rate Election in accordance with the terms of Section 2.15 or a new Notice of Committed Borrowing in accordance with the terms of Section 2.2, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute a Base Rate Loan on such day.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Banks of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 8.1, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.1.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Loan of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Loan into a request for a borrowing of or conversion to a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 8.1, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute a Base Rate Loan on such date.
Section 8.2    Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any existing applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Applicable Lending Office) to make, maintain or fund its Term Benchmark Loans, and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make or convert Term Benchmark Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Term Benchmark Loans to maturity and shall so specify in such notice, the Borrower shall immediately convert the outstanding principal amount of such Term Benchmark Loan to a Base Rate Loan (on which interest and principal shall be payable contemporaneously with the related Term Benchmark Loans of the other Banks).

Section 8.3    Increased Cost and Reduced Return.

(a)    If, after the date hereof, the adoption or taking effect of any applicable law, rule, treaty or regulation, or any change in any applicable law, rule, directive, decision, treaty or regulation, or any change in the interpretation, re-interpretation, application or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (“Change in Law”), or compliance by any Bank (or its Applicable Lending Office) with any request, decision or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, liquidity, insurance charge or assessment, or similar requirement (including any compulsory loan requirement) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the applicable offshore interbank market any other condition, cost or expenses (other than Taxes) affecting its Loans, its Notes, or its obligation to make Loans or subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making, continuing, converting or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise), by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. For purposes hereof, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a change after the date hereof, regardless of the date enacted, implemented, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities or foreign regulatory authorities, in each case pursuant to Basel III shall be deemed to be such a change regardless of the date adopted, issued, promulgated or implemented (each a “Regulatory Change”), provided, however, that if the applicable Bank shall have implemented changes prior to the Closing Date in response to any such requests, rules, guidelines or directives, then the same shall not be deemed to be a change after the date hereof with respect to such Bank.
(b)    If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital or liquidity requirements, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, including any Regulatory Change, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital or liquidity requirements) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.
(c)    Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such

Bank to compensation pursuant to this Section (although failure or delay on the part of any Bank to provide such notice or to demand compensation pursuant to this Section, after receiving notice of increased cost or reduced rate of return, shall not constitute a waiver of such Bank’s right to demand such compensation unless such failure materially prejudices Borrower’s rights hereunder) and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
Section 8.4    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 8.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 8.4, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrower. Without duplication of Sections 8.4(a) or (b) above, the Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error. The Administrative Agent shall reasonably cooperate, at its sole discretion and at no cost to the Administrative Agent or the Banks, with efforts by Borrower to recover any Taxes or Other Taxes which Borrower reasonably believes were incorrectly or illegally imposed.
(e)    Indemnification by the Banks. Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Banks. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.4(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    the Administrative Agent, any sub-agent and any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement or such Bank becomes a Bank under this Agreement, as applicable, (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Administrative Agent, sub-agent or Bank, as applicable is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or
(4)    to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(D)    if a payment made to a Recipient or any sub-agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient or sub-agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient or sub-agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient or sub-agent has complied with such Recipient’s or sub-agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E)    if the Administrative Agent or sub-agent is not a U.S. Person, the Administrative Agent and sub-agent (and any assignee or successor) will deliver to the Borrower on or prior to the execution and delivery of this Agreement (or, assignment or succession, if applicable), two executed copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent or sub-agent, as applicable, for its own account and two duly completed copies of IRS Form W-8IMY (certifying that it is either a “qualified intermediary” or a “U.S. branch”) for the amounts the Administrative Agent or sub-agent, as applicable, receives for the account of others, with the effect that the Borrower can make payments to the Administrative Agent or sub-agent, as applicable, without deduction or withholding of any taxes imposed by the United States.
Each Recipient or sub-agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.4 (including by the payment of additional amounts pursuant to this Section 8.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 8.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 8.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Defined Terms. For purposes of this Section 8.4, the term “applicable law” includes FATCA.
Section 8.5    Base Rate Loans Substituted for Affected Term Benchmark Loans. If (i) the obligation of any Bank to make, or convert outstanding Loans to, Term Benchmark Loans has been suspended pursuant to Sections 8.1 or 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Term Benchmark Loans and the Borrower shall, by at least five (5) Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a)    all Loans which would otherwise be made by such Bank as Term Benchmark Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Term Benchmark Loans of the other Banks), and

(b)    after each of its Term Benchmark Loans has been repaid, all payments of principal which would otherwise be applied to repay such Term Benchmark Loans shall be applied to repay its Base Rate Loans instead.

Section 8.6    [Reserved].

Section 8.7    Mitigation Obligations; Replacement of Banks. (a) If any Bank requests compensation under Section 8.3, or if the Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 8.4, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.3 or 8.4, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.
(b)    If (w) any Bank is unable to make, maintain or fund its Term Benchmark Loans pursuant to Section 8.2 for a period of ten (10) consecutive days, or (x) any Bank requests compensation under Section 8.3, or if the Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 8.4, or (y) if any Bank becomes a Defaulting Lender, or (z) any Bank has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 9.5, requires the consent of all Banks or of all Banks affected thereby and with respect to which Banks constituting the Required Banks have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.3 or payments required to be made pursuant to Section 8.4, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from a Bank’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE IX

MISCELLANEOUS
Section 9.1    Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, electronic mail, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower, at its address, electronic mail or telecopy number set forth on the signature pages hereof, (ii) if to the Administrative Agent from the Borrower, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower, (iii) if to the Administrative Agent from the Banks to JPMorgan Chase Bank, N.A., 8181 Communications Pkwy, Plano, Texas 75024, Attention: Cody Canafax, Telephone: (972) 324-5152, email: cody.canafax@jpmorgan.com, (iv) in the case of any Bank, at its address, electronic mail or telecopy number set forth on the signature pages hereof or in its Administrative Questionnaire or (v) in the case of any party, such other address, electronic mail or telecopy number as such party may hereafter specify for the purpose by notice to the Administrative Agent, the Banks and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.
(b)    Notices and other communications to the Borrower, the Banks and the Administrative Agent hereunder may be delivered or furnished by electronic communications (including the Electronic Systems and the Approved Borrower Portal, as applicable) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Any party hereto may change its address, electronic mail or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Electronic Systems.
(i)    Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent and the Communications are provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy or completeness of the Communications or the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties

(collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Bank, or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
(iii)    Although the Electronic System and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Electronic System is secured through a per-deal authorization method whereby each user may access the Electronic System only on a deal-by-deal basis, each of the Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Bank that are added to the Electronic System, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks and the Borrower hereby approves distribution of the Communications through the Electronic System and understands and assumes the risks of such distribution.
(iv)    Each Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Electronic System shall constitute effective delivery of the Communications to such Bank for purposes of the Loan Documents. Each Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Bank’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(v)    Each of the Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Electronic System in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(vi)    Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(e)    Borrower Communications.
(i)    The Administrative Agent and the Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(ii)    Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(iii)    THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, THE GENERAL PARTNER, ANY LOAN PARTY, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.
“Borrower Communications” means, collectively, any Notice of Committed Borrowing, Notice of Interest Rate Election, notice of prepayment, or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.
(iv)    Each of the Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(v)    Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 9.2    No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3    Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent (including, without limitation, reasonable and documented fees and disbursements of counsel to the Administrative Agent), in connection with the preparation and administration of this Agreement, the Loan Documents and the documents and instruments referred to therein, the syndication of the Loans, any waiver or consent hereunder or any amendment or modification hereof or any Default hereunder and (ii) if an Event of Default occurs, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and each Bank, including, without limitation, reasonable and documented fees and disbursements of counsel for the Administrative Agent and each Bank, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom, including all such expenses incurred during any workout or restructuring; provided, however, that in no event shall the Borrower be required to pay for the attorneys’ fees and disbursements of more than one counsel to the Administrative Agent and the Banks unless there is a legal conflict of interest.

(b)    The Borrower agrees to indemnify the Administrative Agent and each Bank, the Joint Lead Arrangers, their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and related expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel and settlements and settlement costs, that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document (including, without limitation, the Borrower’s actual or proposed use of proceeds of the Loans, whether or not in compliance with the provisions hereof), (ii) any violation by the Borrower or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities involving Material of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, (v) the grant to the Administrative Agent and the Banks of any Lien in any property or assets of the Borrower or any stock or other equity interest in the Borrower, (vi) the exercise by the Administrative Agent and the Banks of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien, (vii) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees and (viii) any investigative, administrative or judicial proceeding relating to the foregoing (whether or not such Indemnitee shall be designated a party thereto) and whether or not brought by the Borrower, the General Partner or any Affiliate of the Borrower (but excluding in each case, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of (w) the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final and non-appealable judgment, (x) any investigative, administrative or judicial proceeding imposed or asserted against any Indemnitee by any bank regulatory agency or by any equity holder of such Indemnitee, (y) a claim brought by the Borrower against an Indemnitee for material breach in bad faith of such Indemnitee’s funding obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) a claim not involving an act or omission of the Borrower or the General Partner or any of their subsidiaries and that is brought by an Indemnitee against another Indemnitee (other than against a Joint Bookrunner, a Joint Lead Arranger or the Administrative Agent in their capacities as such). The Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 9.4    Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits held for the benefit of third parties, and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan or Note held by it, which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Loan or Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans and Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Notes held by the Banks shall be shared by the Banks pro rata; provided that (x) nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Loans or Notes, (y) the provisions of this Section shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or Commitments to any assignee or participant and (z) the provisions of this Section shall not be construed to apply to any Extension made in accordance with Section 2.19. The Borrower agrees, to the fullest extent that it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.
Section 9.5    Amendments and Waivers. Subject to Section 8.1(b) and (c), any provision of this Agreement (including any of the financial covenants given by the Borrower pursuant to Section 5.8), the Notes or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks, (and, if the rights or duties of the Administrative Agent are affected thereby (including pursuant to Article VII or Section 9.8), by the Administrative Agent; provided that no such amendment or waiver shall (a) increase or decrease the Commitment of any Bank (except for any reduction or termination pursuant to Sections 2.11 or 6.2), unless signed by such Bank, (b) reduce the principal of or rate of interest on any Loan or any fees specified herein, unless signed by each Bank affected thereby, (c) except as set forth in Section 2.19, postpone the date fixed for any payment of principal of or interest on any Loan, or any fees hereunder or for any reduction or termination of any Commitment, unless signed by each Bank affected thereby (notwithstanding the foregoing, however, it is agreed that only the consent of the extending Banks shall be required for an Extension in accordance with Section 2.19), (d) release the Guaranty or otherwise release any other collateral, unless signed by each Bank affected thereby, (e) contractually subordinate the priority of payment of the Loans to any other Recourse Debt, unless signed by each Bank affected thereby, (f) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section 9.5 or any other provision of this Agreement, unless signed by each Bank affected thereby, (g) reduce the percentage specified in the definition of Required Banks unless signed by all of the Banks, (h) change Section 2.12(a), Section 2.12(c), Section 9.4 or Section 9.8(c) in a manner that would alter the pro rata sharing of payments required thereby, unless signed by each Bank affected thereby or (i) change this Section 9.5 unless signed by each Bank affected thereby.

If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement. The Administrative Agent shall promptly provide a copy of any such amendment to the Banks.

Section 9.6    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Banks (and any attempted assignment or transfer by the Borrower without such consent shall be void).

(b)    Any Bank may at any time grant to one or more banks or other entities, other than (x) the Borrower and its Affiliates, (y) a natural person (or holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural person) or (z) a

Defaulting Lender (each a “Participant”) participating interests in any or all of its Commitments or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (a), (b), (c) or (d) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest (subject to the requirements and limitations therein, including the requirements under Section 8.4(f) (it being understood that the documentation required under Section 8.4(f) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant agrees to be subject to the provisions of Sections 8.7 as if it were an assignee under paragraph (c) of this Section. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Any Bank may at any time assign to one or more Eligible Assignees (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption hereto executed by such Assignee and such transferor Bank, with (and subject to) the prior written consent of (x) the Administrative Agent, which consent shall not be unreasonably withheld or delayed; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or a Term Loan Commitment to a Bank, an Affiliate of a Bank or an Approved Fund, and (y) provided no Event of Default shall have occurred and be continuing, the Borrower, which consent shall not be unreasonably withheld or delayed, provided further, however, that no such consent by the Borrower shall be required in the case of an assignment to another Bank, an Affiliate of a Bank or an Approved Fund, and the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof. Notwithstanding anything to the contrary contained herein, no Bank may assign or participate its interest to (x) the Borrower and its Affiliates, (y) a natural person (or holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural person) or (z) a Defaulting Lender. Except in the case of an assignment to a Term Loan Bank or an Affiliate of a Term Loan Bank or an assignment of the entire remaining amount of the assigning Term Loan Bank’s Term Loan Commitments or Term Loans, the amount of the Term Loan Commitments or Term Loans of the assigning Term Loan Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement (provided that this clause shall not be construed to prohibit the assignment of a proportionate part of the assigning Bank’s rights and obligations in respect of only one Class of Loans). The assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon execution and delivery (and acceptance and recording in the Register by the Administrative Agent) of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note or Notes are issued to the Assignee. In connection with any such assignment (except for an assignment by a Bank to its Affiliate), the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. The Assignee shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4.
(d)    [Reserved].
(e)    Any Bank may at any time assign or pledge all or any portion of its rights under this Agreement and its Notes to secure obligations of such Bank, including any pledge to a Federal Reserve Bank or other central bank having jurisdiction over such Bank. No such assignment shall release the transferor Bank from its obligations hereunder or substitute any such assignee or pledgee for such Bank as a party hereto.
(f)    No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or, with regard to participations, to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable interest.

(g)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
Section 9.7    USA Patriot Act; Beneficial Ownership Regulation. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.

Section 9.8    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Lender, then the following provisions shall apply for so long as such Bank is a Defaulting Lender:

(a)    ticking fees shall cease to accrue on the Unfunded Term Loan Commitment of such Defaulting Lender pursuant to Section 2.8;

(b)    the Term Loan Commitments and Term Loans of such Defaulting Lender shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.5, except that the Defaulting Lender’s consent shall be required in connection with any increase in such Defaulting Lender’s Commitment(s) pursuant to Section 9.5(a), any amendment pursuant to Section 9.5(b) affecting its Loans or pursuant to Section 9.5(c)), provided that any waiver, amendment or modification requiring the consent of all Banks or each affected Bank which affects such Defaulting Lender differently than other affected Banks shall require the consent of such Defaulting Lender; and

(c)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists that is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this

Agreement; fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists that is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Banks pro rata in accordance with the Term Loan Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Bank irrevocably consents hereto.
In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Bank to be a Defaulting Lender, then on such date such Term Loan Bank shall purchase at par such of the Term Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Term Loan Bank to hold such Term Loans in accordance with its Term Loan Commitment Percentage.
Section 9.9    Governing Law; Submission to Jurisdiction.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK).
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this

Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or the General Partner or its properties in the courts of any jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this paragraph. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 9.10    Marshalling; Recapture. Neither the Administrative Agent nor any Bank shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Bank receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Bank as of the date such initial payment, reduction or satisfaction occurred.

Section 9.11    Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto.

Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any

Electronic Signature, the Administrative Agent and each of the Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks, and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Banks may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any of the Administrative Agent, any Joint Lead Arranger, and any Bank, and any Related Party of any of the foregoing for any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising solely from the Administrative Agent’s and/or any Banks’ reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 9.12    WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.13    Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.

Section 9.14    Domicile of Loans. Subject to the provisions of Article VIII, each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or Affiliate of such Bank.

Section 9.15    Limitation of Liability. To the extent permitted by applicable law, (i) no claim may be made by the Borrower or any other Person against the Administrative Agent or any Bank or the Affiliates, directors, officers, employees, attorneys or agent of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor and (ii) the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, any Joint Lead Arranger, any Syndication Agent, any Co-Documentation Agent and any Bank, and any Related Party of any of the foregoing Persons for any losses, claims, damages or liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Electronic System and any Approved Borrower Portal), in each case with respect to this clause (ii), except as a result of the gross negligence of such Administrative Agent, Joint Lead Arranger, Syndication Agent, Co-Documentation Agent or Bank, as applicable, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

Section 9.16    [Reserved].

Section 9.17    Optional Increase in Commitments. (a) At any time prior to the Term Loan Maturity Date, provided no Event of Default shall have occurred and then be continuing, the Borrower may, elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments” or the “Incremental Commitments”), by up to an aggregate amount not to exceed $150,000,000 for all Incremental Commitments (so that after giving effect to all Incremental Commitments, the sum of the principal amount of Term Loans made hereunder and pursuant to Section 2.1 plus the unused amount of Term Loan Commitments does not exceed $400,000,000). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent. Such Incremental Commitments shall be made either by designating a Qualified Institution not theretofore a Bank to become a Bank (such designation to be effective only with the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld) and/or by agreeing with an existing Bank or Banks that such Bank’s Commitment shall be increased, it being understood that no such existing Bank or Banks shall have any obligation to so increase its Commitment). Any arranger for the Incremental Commitments selected by the Borrower shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Banks or other Persons that are Qualified Institutions willing to hold the requested Incremental Commitments; provided that (x) any Incremental Commitments on any Increased Amount Date shall be in the minimum aggregate amount of $25,000,000, (y) any Bank approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment;

provided that the Banks will first be afforded the opportunity to provide the Incremental Commitments on a pro rata basis, and if any Bank so approached fails to respond within such ten (10) Business Day period after its receipt of such request, such Bank shall be deemed to have declined to provide such Incremental Commitments, and (z) any Bank or other Person that is a Qualified Institution (each, a “New Term Loan Bank”) to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrower and the Administrative Agent (such approval not to be unreasonably withheld or delayed), unless such New Term Loan Bank is an existing Term Loan Bank or an Affiliate of an existing Bank. Upon execution and delivery by the Borrower and such Bank or other financial institution of an instrument in form reasonably satisfactory to the Administrative Agent, such existing Bank shall have a Commitment as therein set forth or such Qualified Institution shall become a Bank with a Commitment as therein set forth and all the rights and obligations of a Bank with such a Commitment hereunder; provided that:
(i)    the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Banks; and
(ii)    the amount of such Incremental Commitments, together with all other Incremental Commitments in the aggregate amount of the Commitments pursuant to this Section 9.17 since the date of this Agreement, does not cause the Term Loan Amount to exceed $400,000,000.
(b)    Upon any Incremental Commitments pursuant to this Section 9.17, within five (5) Business Days (in the case of any Base Rate Loans then outstanding) or at the end of the then current Interest Period with respect thereto (in the case of any Term Benchmark Loans then outstanding), as applicable, if necessary, each Bank’s Commitment Percentage shall be recalculated to reflect such Incremental Commitments and the outstanding principal balance of the Loans shall be reallocated among the Banks such that the outstanding principal amount of Loans owed to each Bank shall be equal to such Bank’s Commitment Percentage (as recalculated) thereof. All payments, repayments and other disbursements of funds by the Administrative Agent to Banks shall thereupon and, at all times thereafter be made in accordance with each Bank’s recalculated Commitment Percentage. For purposes hereof, “Qualified Institution” means a Bank, or one or more banks, finance companies, insurance or other financial institutions which (i) (A) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to the Administrative Agent and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000), or (ii) is reasonably acceptable to the Administrative Agent.
(c)    Subject to the last sentence of this paragraph, the terms and provisions of any New Term Loan Commitments and any New Term Loans shall (a) provide that the maturity date of any New Term Loan that is a separate tranche shall be no earlier than the existing Term Loan Maturity Date and the weighted average life to maturity of such New Term Loans shall not be shorter than the weighted average life to maturity of the existing Term Loans, (b) share ratably in any prepayments of any existing Term Loan Facility, unless the Borrower and the New Term Loan Banks in respect of such New Term Loans elect lesser payments and (c) otherwise be reasonably acceptable to the Administrative Agent and each New Term Loan Bank. Notwithstanding the foregoing, the maturity date of any tranche of New Term Loans that is requested and incurred in connection with an acquisition or investment may be earlier than any existing Term Loan Maturity Date (which may result in a weighted average life to maturity of such New Term Loans being shorter than the weighted average life to maturity of any existing Term Loans).
(d)    [Reserved].
(e)    On any Increased Amount Date on which any New Term Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Bank shall make a Term Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Bank shall become a Bank hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.
(f)    The Administrative Agent shall notify the Banks promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof the New Term Loan Commitments and the New Term Loan Banks, as applicable.
(g)    The effectiveness of any Incremental Commitments and the availability of any Borrowings under any such Incremental Commitments shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such Incremental Commitments and Borrowings and the use of proceeds thereof, (i) no Default or Event of Default has occurred and is continuing (or, solely with respect to any Incremental Commitments requested and incurred in connection with an acquisition or investment, in each case, permitted hereunder, then such condition may be limited to certain specified defaults customary for an acquisition financing; provided, that any such request for Incremental Commitments by the Borrower shall specify that such condition is to apply) and (ii) as of the last day of the most recent calendar quarter for which financial statements have been delivered pursuant to Section 5.1, the Borrower would have been in compliance with the financial covenants set forth in Section 5.8; (y) subject to customary “SunGard” or other “certain funds” conditionality provisions solely with respect to any Incremental Commitments requested and incurred in connection with an acquisition or investment, in each case, permitted hereunder (provided, that any such request for Incremental Commitments by the Borrower shall specify the conditionality provisions that are to apply) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materiality”, “Material Adverse Effect” or a similar qualifier, in which case it shall be true and correct in all respects) on the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materiality”, “Material Adverse Effect” or a similar qualifier, in which case it shall be true and correct in all respects) on and as of such earlier date); and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of all corporate or other necessary action taken by the Borrower to authorize such Incremental Commitments; and (ii) a customary opinion of counsel to the Borrower (including in-house opinions in lieu of opinions of outside counsel, which may be in substantially the same form as delivered on the Closing Date), and addressed to the Administrative Agent and the applicable Banks, and (iii) if requested by any Bank, new Notes executed by the Borrower, payable to any new Bank, and replacement Notes executed by the Borrower, payable to any existing Bank.
(h)    The Incremental Commitments shall be evidenced pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrower, the New Term Loan Banks and the Administrative Agent, and each of which shall be recorded in the Register. Each Additional Credit Extension Amendment may, without the consent of any other Banks, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 9.17.
Section 9.18    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.19    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Bank.

Section 9.20    [Reserved].

Section 9.21    Confidentiality. Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, auditors, consultants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and such Persons shall either agree or have a legal obligation to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or insurance transaction relating to the Borrower and its obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Bank on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Bank on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
For the avoidance of doubt, nothing in this Section 9.21 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.21 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
Section 9.22    No Fiduciary Duty, etc. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion, unless such other discretion is specified in this Agreement.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
Section 9.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.24    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 9.25    Transitional Arrangements.
(a)    Existing Term Loan Agreement Superseded. This Agreement shall supersede the Existing Term Loan Agreement in its entirety, except as provided in this Section 9.25. On the Closing Date, (i) the Term Loans outstanding under the Existing Term Loan Agreement shall become Term Loans hereunder; (ii) the rights and obligations of the parties under the Existing Term Loan Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided, however, that for purposes of this clause (ii) any of the “Obligations” (as defined in the Existing Term Loan Agreement) outstanding under the Existing Term Loan Agreement shall, for purposes of this Agreement, be Obligations hereunder; (iii) this Agreement shall not in any way release or impair the rights, duties or Obligations created pursuant to the Existing Term Loan Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and Obligations are assumed, ratified and affirmed by the Borrower; (iv) the Obligations incurred under the Existing Term Loan Agreement shall, to the extent outstanding on the Closing Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; and (v) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Banks or the Administrative Agent under the Existing Term Loan Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Term Loan Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby. The Banks’ interests in such Obligations shall be reallocated on the Closing Date in a cashless roll transaction in accordance with each Bank’s applicable Term Loan Commitment Percentages. On the Closing Date, (A) the loan commitment of each Bank that is a party to the Existing Term Loan Agreement but is not a party to this Agreement (an “Exiting Bank”) shall be terminated, all outstanding obligations owing to such Exiting Banks under the Existing Term Loan Agreement on the Closing Date shall be paid in full, and each Exiting Bank shall cease to be a Bank under this Agreement; provided, however, that, notwithstanding anything else provided herein or otherwise, any rights of an Exiting Bank under the Loan Documents that are intended by their express terms to survive termination of the Commitments and/or the repayment, satisfaction or discharge of obligations under any Loan Document shall survive for such Exiting Bank hereunder, and (B) each Person listed on Schedule 1A attached to this Agreement shall be a Bank under this Agreement with the Term Loan Commitment set forth opposite its name on such Schedule 1A. All existing Interest Periods outstanding under the Existing Term Loan Agreement shall remain in place on and after the Closing Date in accordance with their terms until the end of each such Interest Period, or the conversion or continuation thereof, or prepayment of the portion of the Loans subject to such Interest Period.
(b)    Interest and Fees under Existing Term Loan Agreement. All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of the Existing Term Loan Agreement shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid on the Closing Date in accordance with the method specified in the Existing Term Loan Agreement as if such agreements were still in effect.
[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWER:

KILROY REALTY, L.P., a Delaware limited
partnership

By:	Kilroy Realty Corporation, a Maryland
corporation, its general partner

By:	/s/ Lauren N Stadler
Name:	Lauren N. Stadler
Title:	Executive Vice President, General Counsel
and Secretary

By:	/s/ Jeffrey R. Kuehling
Name:	Jeffrey R. Kuehling
Title:	Executive Vice President, Chief Financial
Officer and Treasurer

Kilroy Realty, L.P.
12200 West Olympic Boulevard, Suite 200
Los Angeles, California 90064
Attn: Jeffrey R. Kuehling
Telephone number: (310) 481-8400
Telecopy number: (310) 841-6580
[Signature Page – Term Loan Agreement (Kilroy)]

ADMINISTRATIVE AGENT AND BANK:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and as a Bank

By:	/s/ Cody Canafax
Name: Cody Canafax
Title: Vice President

[Signature Page – Term Loan Agreement (Kilroy)]

BANK OF AMERICA, N.A.

By:	/s/ Cheryl Sneor
Name: Cheryl Sneor
Title: Senior Vice President

[Signature Page – Term Loan Agreement (Kilroy)]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ David C. Drouillard
Name: David C. Drouillard
Title: Senior Vice President

[Signature Page – Term Loan Agreement (Kilroy)]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Leonard Olsavsky
Name: Leonard Olsavsky
Title: Senior Vice President

[Signature Page – Term Loan Agreement (Kilroy)]

WELLS FARGO BANK, N.A.

By:	/s/ Cristina Johnnie
Name: Cristina Johnnie
Title: Executive Director

[Signature Page – Term Loan Agreement (Kilroy)]

BARCLAYS BANK PLC

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

[Signature Page – Amended and Restated Term Loan Agreement (Kilroy)]

BMO BANK, N.A.

By:	/s/ Darin Mainquist
Name: Darin Mainquist
Title: Managing Director

[Signature Page – Amended and Restated Term Loan Agreement (Kilroy)]

BANCO SANTANDER, S.A., NEW YORK BRANCH

By:	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

By:	/s/ Zara Kamal
Name: Zara Kamal
Title: Executive Director

[Signature Page – Amended and Restated Term Loan Agreement (Kilroy)]

ROYAL BANK OF CANADA

By:	/s/ Edward McKenna
Name: Edward McKenna
Title: Authorized Signatory

[Signature Page – Amended and Restated Term Loan Agreement (Kilroy)]

THE BANK OF NOVA SCOTIA

By:	/s/ Chelsea McCune
Name: Chelsea McCune
Title: Director

[Signature Page – Term Loan Agreement (Kilroy)]

THE BANK OF NEW YORK MELLON

By:	/s/ Cody Mainc
Name: Cody Mainc
Title: Director

[Signature Page – Term Loan Agreement (Kilroy)]

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:	/s/ Mitchell Vega
Name: Mitchell Vega
Title: Senior Vice President

[Signature Page - Amended and Restated Term Loan Agreement (Kilroy)]

EXHIBIT A
TERM NOTE

$______________	New York, New York
[Date]
For value received, KILROY REALTY, L.P., a Delaware limited partnership (the “Borrower”) promises to pay to     (the “Term Loan Bank”), for the account of its Applicable Lending Office, the principal sum of         DOLLARS ($    ) or, if less, the aggregate unpaid principal amount of all Term Loans made by the Term Loan Bank to the Borrower pursuant to the Credit Agreement referred to below on the Term Loan Maturity Date. The Borrower promises to pay interest on the unpaid principal amount of each such Term Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Administrative Agent under the Credit Agreement (as defined below).
All Term Loans made by the Term Loan Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Term Loan Bank and, if the Term Loan Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Term Loan then outstanding may be endorsed by the Term Loan Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Term Loan Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
This Term Note is one of the Notes referred to in the Amended and Restated Term Loan Agreement, dated as of June 12, 2026, among the Borrower, the Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”).
THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK).
[Signature Page to Follow]

Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

KILROY REALTY, L.P., a Delaware limited
partnership

By:	Kilroy Realty Corporation, a Maryland
corporation, its general partner

By:
Name:
Title:

By:
Name:
Title:

Note (cont’d)

TERM LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Loan	Type of Term Loan	Amount of Principal Repaid	Maturity Date	Notation Made by

EXHIBIT B
UNENCUMBERED ASSET POOL PROPERTIES (FEE INTERESTS)

Property	Location

2240 E. Imperial Highway	El Segundo
2250 E. Imperial Highway	El Segundo
909 N. Pacific Coast Highway	El Segundo
999 N. Pacific Coast Highway	El Segundo
3750 Kilroy Airport Way	Long Beach
3760 Kilroy Airport Way	Long Beach
3780 Kilroy Airport Way	Long Beach
3800 Kilroy Airport Way	Long Beach
3880 Kilroy Airport Way	Long Beach
3840 Kilroy Airport Way	Long Beach
3900 Kilroy Airport Way	Long Beach
12100 W. Olympic Boulevard	Los Angeles
12200 W. Olympic Boulevard	Los Angeles
12312 W. Olympic Boulevard	Los Angeles
2100 Colorado Avenue	Santa Monica
12225 El Camino Real	Del Mar
12235 El Camino Real	Del Mar
12390 El Camino Real	Del Mar
12780 El Camino Real	Del Mar
12790 El Camino Real	Del Mar
3579 Valley Centre Drive	Del Mar
3611 Valley Centre Drive	Del Mar
3661 Valley Centre Drive	Del Mar
3721 Valley Centre Drive	Del Mar
3811 Valley Centre Drive	Del Mar
2305 Historic Decatur Road	Point Loma
4100 Bohannon Drive	Menlo Park
4200 Bohannon Drive	Menlo Park
4300 Bohannon Drive	Menlo Park
4400 Bohannon Drive	Menlo Park
4500 Bohannon Drive	Menlo Park
4600 Bohannon Drive	Menlo Park
4700 Bohannon Drive	Menlo Park
303 Second Street (56% Interest)	San Francisco
100 First Street (56% Interest)	San Francisco
250 Brannan Street	San Francisco
201 3rd Street	San Francisco
301 Brannan Street	San Francisco
601 108th Avenue NE	Bellevue
837 N. 34th Street	Lake Union

701 N. 34th Street	Lake Union
801 N. 34th Street	Lake Union
10900 NE 4th Street	Bellevue
12233 W. Olympic Boulevard	Los Angeles
El Segundo 2260 E. Imperial Highway	El Segundo
360 Third Street	San Francisco
401 Terry	Lake Union
680/690 Middlefield	Mountain View
6121 W. Sunset Boulevard - Hollywood	Hollywood
6115 W. Sunset Blvd	Hollywood
900 Jefferson Avenue (93% Interest)	Redwood City
900 Middlefield Road (93% Interest)	Redwood City
333 Brannan	San Francisco
350 Mission	San Francisco
1290-1300 Terra Bella	Mountain View
1701 Page Mill	Palo Alto
6150 Porter Drive	Palo Alto
8560 West Sunset Blvd	Hollywood
1525 N. Gower	Hollywood
1575 N. Gower	Hollywood
12770 El Camino Real	Del Mar
1500 N. El Centro Ave.	Hollywood
345 Brannan	San Francisco
345 Oyster Point Blvd	San Francisco
347 Oyster Point Blvd	San Francisco
349 Oyster Point Blvd	San Francisco
3077-3243 S La Cienega Blvd	Culver City
3243 La Cienega Blvd	Culver City
8570 West Sunset Blvd	Hollywood
8580 West Sunset Blvd	Hollywood
8590 West Sunset Blvd	Hollywood
9455 Towne Center Drive	University Towne Center
On Vine	Hollywood
2001 8th Ave Seattle	Seattle
350 Oyster Point Blvd	San Francisco
354 Oyster Point Blvd	San Francisco
352 Oyster Point Blvd	San Francisco
333 Dexter	Seattle
12340 El Camino Real	Del Mar
12400 High Bluff Drive	Del Mar
2100 Kettner Blvd	Little Italy
9514 Towne Centre Drive	University Towne Center
200 W. 6th Street	Austin CBD
12707 High Bluff Drive	Del Mar
12777 High Bluff Drive	Del Mar
Maple Plaza	Beverly Hills

4690 Executive Drive	University Towne Center
3530 John Hopkins Court	Torrey Pines
3550 John Hopkins Court	Torrey Pines
3535 General Atomics Court	Torrey Pines
3565 General Atomics Court	Torrey Pines

EXHIBIT C
UNENCUMBERED ASSET POOL PROPERTIES (LEASEHOLD INTERESTS)

Property	Location

3750 Kilroy Airport Way	LA and Ventura
3760 Kilroy Airport Way	LA and Ventura
3780 Kilroy Airport Way	LA and Ventura
3800 Kilroy Airport Way	LA and Ventura
3880 Kilroy Airport Way	LA and Ventura
3840 Kilroy Airport Way	LA and Ventura
3900 Kilroy Airport Way	LA and Ventura
3101-3243 S La Cienega Boulevard	LA
1701 Page Mill	Palo Alto
3150 Porter Drive	Palo Alto
837 N. 34th Street	Seattle
701 N. 34th Street	Seattle
801 N. 34th Street	Seattle
200 W 6th Street	Austin

C-1

EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is [a Bank] [an Affiliate of [identify Bank]1]]

3.	Borrower:
Kilroy Realty, L. P.

1    1    Select as applicable.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Term Loan Agreement dated as of June 12, 2026 among Kilroy Realty, L.P., the Banks parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Loan Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Banks	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:         , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee, if not already a Bank, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the General Partner and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

2    Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Term Loan Commitment,” etc.)
3    Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Banks thereunder.

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By
Title:

[Consented to:][4]

[NAME OF RELEVANT PARTY]

By
Title:

4    To be added only if the consent of the Borrower and/or other parties (e.g. Fronting Bank) is required by the terms of the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Agreement, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Bank.

2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York (without giving effect to the principles thereof relating to conflicts of law that would cause the application of any law other than the State of New York).

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Term Loan Agreement dated as of June 12, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kilroy Realty, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Bank from time to time party thereto.
Pursuant to the provisions of Section 8.4(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:	, 202[ ]

E-1-1

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Term Loan Agreement dated as of June 12, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kilroy Realty, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Bank from time to time party thereto.
Pursuant to the provisions of 8.4(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 202[ ]

E-2-1

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Term Loan Agreement dated as of June 12, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kilroy Realty, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Bank from time to time party thereto.
Pursuant to the provisions of 8.4(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 202[ ]

E-3-1

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Term Loan Agreement dated as of June 12, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kilroy Realty, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Bank from time to time party thereto.
Pursuant to the provisions of 8.4(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or
(ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:	, 202[ ]

E-4-1

SCHEDULE 1A

LOAN COMMITMENTS

Lender	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$26,000,000
Bank of America, N.A.	$26,000,000
Wells Fargo Bank, N.A.	$26,000,000
PNC Bank, National Association	$26,000,000
U.S. Bank National Association	$26,000,000
Banco Santander, S.A., New York Branch	$20,000,000
Royal Bank of Canada	$20,000,000
The Bank of Nova Scotia	$20,000,000
Associated Bank, National Association	$17,500,000
Barclays Bank PLC	$15,000,000
The Bank of New York Melon	$15,000,000
BMO Bank, N.A.	$12,500,000

TOTAL	$250,000,000

SCHEDULE 4.22

LABOR MATTERS

1.     There was a Collective Bargaining Agreement in place until May 31, 2023 between BOMA Greater Los Angeles, Inc. and the International Union of Operating Engineers Local No. 501, AFL-CIO. There were previously three (3) KRLP employees who are members of the Union and therefore covered by this Agreement, however such employees were no longer employees of KRLP as of June 1, 2023.
4.22-1